Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NATIONAL SEMICONDUCTOR CORPORATION,

TEXAS INSTRUMENTS INCORPORATED

and

ORION MERGER CORP.

Dated as of April 4, 2011

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 4, 2011, by and among NATIONAL SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Company”), TEXAS INSTRUMENTS INCORPORATED, a Delaware corporation (“Parent”), and ORION MERGER CORP., a Delaware corporation and a Subsidiary of Parent owned directly by Parent and/or indirectly through one or more of its Subsidiaries (“Merger Sub”).

RECITALS

WHEREAS, Parent, Merger Sub and the Company intend to effect a merger (the “Merger”) of Merger Sub with and into the Company in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), and each share of common stock, par value $.50 per share, of the Company (collectively, the “Company Shares”) to be thereupon cancelled and converted into the right to receive cash in an amount equal to $25.00 per Company Share (the “Merger Consideration”), on the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has unanimously (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) adopted resolutions approving and declaring the advisability of this Agreement and the Merger and other transactions contemplated hereby and (c) on the terms and subject to the conditions set forth herein, resolved to recommend that the stockholders of the Company adopt this Agreement; and

WHEREAS, the respective boards of directors of Parent and Merger Sub have each approved this Agreement and the Merger and other transactions contemplated hereby and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS AND GENERAL INTERPRETATION

Section 1.01           Definitions.  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (a) contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, (b) does not prohibit the Company from complying with the provisions of Section 7.03 and (c) does not include any provision calling for an exclusive right to negotiate with the Company regarding a Company Acquisition Proposal prior to the termination of this Agreement.

“Action” means any litigation, action, suit, hearing, arbitration, mediation or other proceeding (public or private) by or before, or otherwise involving, any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means (a) the Sherman Act of 1890, as amended, (b) the Clayton Antitrust Act of 1914, as amended, (c) the HSR Act, (d) the EC Merger Regulation and (e) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creating significant impediments to, or lessening of, competition or creation or strengthening of a dominant position through merger or acquisition.

“beneficial owner” or “beneficial ownership”, or phrases of similar meaning, with respect to any Company Shares, has the meaning ascribed to such term under Rule 13d-3(a) promulgated under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or other day on which the Federal Reserve Bank of San Francisco, California or Dallas, Texas is closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any inquiry, proposal, offer or indication of interest (whether or not in writing) for or relating to (in one transaction or a series of related transactions) any of the following: (a) any direct or indirect acquisition or purchase (including by any license or lease) by any Person of (i) assets (including equity securities of any Company Subsidiary) or businesses that constitute or generate fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company’s Subsidiaries on a consolidated basis or (ii) beneficial ownership of fifteen percent (15%) or more of any class of equity securities of the Company or any Company Subsidiary, the assets or business of which constitutes or generates fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company’s Subsidiaries on a consolidated basis, (b) any purchase or sale of, or tender offer or exchange offer by any Person for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any Company Subsidiary, the assets or business of which constitutes or generates fifteen percent (15%) or more of the revenues, net income or assets of the Company and the Company’s Subsidiaries on a consolidated basis, (c) any recapitalization, liquidation or dissolution of the Company or any Company Subsidiary, other than a wholly-owned Company Subsidiary, or (d) any merger, consolidation, business combination, joint venture, share exchange or similar transaction involving any Company Subsidiary, the assets or business of which constitutes or generates fifteen percent (15%) or more of the revenues, net income or assets of the Company and the

Company’s Subsidiaries on a consolidated basis, or involving the Company, if, as a result of any such transaction, the stockholders of the Company, as a group, immediately prior to the consummation of such transaction would hold less than eighty-five percent (85%) of the surviving or resulting entity of such transaction immediately after the consummation of such transaction; provided that the term “Company Acquisition Proposal” shall not include the Transactions or any sale of the Company’s wafer fabrication facility located in Arlington, Texas or the Company’s assembly and test facility located in Suzhou, China.

“Company Bylaws” means the Bylaws of the Company, as amended.

“Company Certificate” means the Certificate of Incorporation of the Company, as amended or supplemented.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Equity Plans” means any stock option, stock incentive, stock purchase or other equity compensation plan, sub-plan or non-plan agreement sponsored or maintained by the Company or any Subsidiary or Affiliate of the Company or to which any such entity is a party and has any current or future obligation.

“Company Intellectual Property” means all Intellectual Property owned or purported by the Company to be owned, in whole or in part, by the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company, any effect, event, occurrence, development, state of facts or change (whether or not foreseeable as of the date of this Agreement) that (a) is materially adverse to the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, or (b) would prevent or materially impair the ability of the Company to perform its obligations under this Agreement or consummate the Transactions, other than, for the purposes of clause (a), any effect, event, occurrence, development, state of facts or change arising out of or resulting from (i) a decline in the market price, or a change in the trading volume of, the Company Shares (provided that this clause (i) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes and is not excluded by clauses (ii) — (ix) of this definition from being taken into account in determining whether a Company Material Adverse Effect has occurred), (ii) general economic, market or political conditions, (iii) general semiconductor industry conditions (including conditions affecting the industries or industry sectors in which the Company, the Company Subsidiaries or their respective customers operate), (iv) acts of war, sabotage or terrorism, natural disasters, acts of God or comparable events, (v) changes in applicable Law following the date hereof, (vi) changes in GAAP or other applicable accounting standards following the date hereof, (vii) the negotiation, execution, announcement, pendency or performance of this Agreement or the Transactions or the consummation of the Transactions (provided that this clause (vii) shall not preclude any legal or contractual consequences of the execution of this Agreement or the consummation of the Transactions from being taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that the Company has made an express representation herein with respect to the legal or contractual consequences thereof on the Company and the Company Subsidiaries), (viii) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target for any period ending on or after the date of this Agreement (provided that this clause (viii) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes and is not excluded by clauses (i) — (vii) or (ix) of this definition from being taken into account in determining whether a Company Material Adverse Effect has occurred) or (ix) any specific action taken (or omitted to be taken) by the Company (A) at the express written direction of any of Parent and Merger Sub or (B) that is expressly required to be so taken by the terms of this Agreement; provided, however, in the case of clauses (ii), (iii), (iv), (v) and (vi), except to the extent that the Company or such Company Subsidiary is disproportionately adversely affected relative to other participants in the industries in which the Company or such Company Subsidiary participates.

“Company Patents” means Patents owned or purported by the Company to be owned, in whole or in part, by the Company or any Company Subsidiaries.

“Company PSU” means each award of performance share units of the Company issued pursuant to any Company Equity Plan or otherwise issued by the Company.

“Company Restricted Stock” means Company Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership under any applicable restricted stock purchase agreement or other Contract with the Company.

“Company Retirement and Savings Program” means the National Semiconductor Corporation Retirement and Savings Program, originally effective June 1, 1975 and amended and restated effective January 1, 2008.

“Company RSU” means each award of restricted stock units issued pursuant to any Company Equity Plan or otherwise issued by the Company.

“Company Stock Option” means an option to purchase Company Shares issued pursuant to any Company Equity Plan or otherwise issued by the Company.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Technology” means all Technology owned or purported by the Company to be owned, in whole or in part, by the Company or any of the Company Subsidiaries.

“Contract” means any contract, agreement, purchase order, commitment, instrument or guaranty to which the Company or any of the Company Subsidiaries is a party, whether written or oral.

“Cross-license” means any Contract the primary purpose of which is to have the Company and/or one or more of the Company Subsidiaries grant or agree to grant a license, covenant not to sue or immunity from suit under any Company Patents to a Person principally in exchange for such other Person granting or agreeing to grant a license, covenant not to sue or immunity from suit under such Person’s or any of its Subsidiaries’ Patents to the Company or any of the Company Subsidiaries.

“EC Merger Regulation” means Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings (published in the Official Journal of the European Union on January 29, 2004 at L 24/1).

“Employee Change-of-Control Agreement” means any employee-related agreement containing one or more provisions that become effective or otherwise provide to the employee one or more rights or entitlements effective on or following a change-of-control of the Company, other than equity awards entered into pursuant to a Company Equity Plan that provide for acceleration of the awards on or following a change-of-control, provided the change-of-control provision contained in such equity award is consistent with such Company Equity Plan.

“Employee Stock Purchase Plan” means the Company’s Amended and Restated 2003 Employee Stock Purchase Plan, as amended.

“Environmental Law” means any and all applicable Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or workplace health and safety (including exposure of any individual to Hazardous Materials), or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Materials or the investigation, clean-up or other remediation or analysis thereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Export and Import Laws” means the Laws and regulations of a foreign Governmental Authority regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means (a) any federal, state, county, local, municipal or foreign government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Hazardous Materials” means any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-Bound Patent License” means any express grant by any Person to the Company or any of the Company Subsidiaries of any license, sublicense (of any tier), covenant not to sue or immunity from suit under any Patent.

“Intellectual Property” means all intellectual property rights and related priority rights, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, including all continuations, divisionals, continuations-in-part, provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Marks”), (c) Internet domain names, (d) copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”), (e) mask works and mask sets, and all registrations, applications, renewals and extensions of any of the foregoing (collectively, “Mask Works”) and (f) confidential and proprietary information, trade secrets and non-public discoveries, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by issued Patents or pending Patent applications (collectively, “Trade Secrets”).

“Knowledge” when used in reference to the Company means the actual knowledge, of those individuals listed in Section 1.01(a)(i) of the Company Disclosure Schedule, in each case, assuming reasonable inquiry by such person of such other employees of the Company and the Company Subsidiaries and such advisors to the Company (including accountants, attorneys and financial advisors) actually involved in the Transactions or the due diligence relating thereto prior to the date hereof who would reasonably be expected to have knowledge of the relevant matter.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or Order of any Governmental Authority having applicable jurisdiction or other similar binding requirement of a Governmental Authority having applicable jurisdiction.

“Leased Real Property” means the material real property leased by the Company or any of the Company Subsidiaries as tenant, together with, to the extent leased by the Company or any of the Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon.

“Liens” means any mortgage, charge, adverse right or claim, lien, lease, option, pledge, security interest, deed of trust, right of first refusal, easement, encumbrance, servitude, proxy, voting trust or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Most Recent Balance Sheet” means the balance sheet of the Company and the consolidated Company Subsidiaries as of February 27, 2011, as filed in the Company SEC Reports.

“Open Source” means any Software that is, or that contains or is derived in any manner (in whole or in part) from any Software that is, distributed as open source Software, “freeware” or “shareware” or under similar licensing or distribution models that meet the requirements of the “Open Source Definition” as published by the Open Source Initiative from time to time (www.opensource.org), including Software licensed or distributed under any of the following licenses or distribution models: GNU’s General Public License or Lesser/Library GPL; the Artistic License; the Mozilla Public License; the Netscape Public License; the Sun Community Source License; the Sun Industry Standards License; the BSD License; the Apache License; the QT Free Edition License; the IBM Public License; BitKeeper; the XML Soap Library; MIT/X; the Thai Open License.

“Order” means any decree, decision, injunction, judgment, order, ruling or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority, in each case, having applicable jurisdiction.

“Out-Bound Patent License” means any express grant by the Company or any of the Company Subsidiaries to any Person of any license, sublicense (of any tier), covenant not to sue or immunity from suit under any Patent.

“Owned Real Property” means the material real property owned, or reflected as owned on the Most Recent Balance Sheet, by the Company or any of the Company Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon.

“Parent Material Adverse Effect” means any effect, event, occurrence, development, state of facts or change that would, individually or in the aggregate, reasonably be expected to prevent, or materially hinder or delay, Parent or Merger Sub from consummating any of the Transactions.

“Parent Plans” mean applicable employee benefit plans of Parent, as may be in effect from time to time, that are made available to the Company Employees following the Effective Time; for the avoidance of doubt, Parent Plans shall not include any employee benefit plans of Parent that are closed to new employees of Parent.

“Patent License” means any grant, or agreement to grant, by a Person of any license, sublicense (of any tier), covenant not to sue or immunity from suit under any Patent owned by or licensable (without the payment of a fee) by such Person.

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments that (i) are not yet due and payable or (ii) are being diligently contested in good faith by appropriate proceedings (provided, in the case of clause (ii), an appropriate reserve has been made in the Most Recent Balance Sheet in accordance with GAAP), (b) inchoate mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ and materialmen’s Liens attaching by operation of Law and securing payments not yet due and payable or payments that are being contested in good faith that are incurred in the ordinary course of the business of the Company or any Company Subsidiary, (c) zoning restrictions, survey exceptions, easements, rights of way, appurtenances and similar Liens that are imposed by any Governmental Authority having jurisdiction thereof or otherwise are typical for the applicable property type and locality and, in each case, do not materially detract from the use, value or operation of the property subject thereto and (d) Liens set forth in Section 1.01(a)(ii) of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, Mark registrations, pending applications for registration of Marks, Copyright registrations, pending applications for registration of Copyrights, Mask Work registrations, pending applications for registration of Mask Works and Internet domain name registrations owned or purported by the Company to be owned, in whole or in part, by the Company or any Company Subsidiary, whether or not initially filed or applied for by or in the name of the Company or any Company Subsidiary.

“Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated, leased or otherwise occupied by any Person.

“Representatives” means, with respect to any Person, all directors, officers, employees, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means all (a) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Standards Body” means any, organization, body or group that is involved in setting, publishing or developing any industry standards applicable to the products or services offered, provided, distributed or sold by the Company or any Company Subsidiary.

“Subsidiary” means, with respect to any Person, a corporation, limited liability company, partnership, joint venture or other organization of which (a) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries or (c) at least fifty percent (50%) of the equity interests are controlled by such Person.

“Superior Proposal” means any bona fide Company Acquisition Proposal made by any Person that (a) if consummated, would result in such Person owning, directly or indirectly, one hundred percent (100%) of the equity securities of the Company, or all or substantially all of the consolidated assets of the Company and the Company Subsidiaries, (b) is otherwise on terms that the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account such legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, as the Company Board deems appropriate in the exercise of its fiduciary duties) is superior from a financial point of view to the Transactions (including the terms of any proposal by the Parent to modify the terms of the Transactions) and (c) the Company Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal as the Company Board deems appropriate in the exercise of its fiduciary duties) is reasonably capable of being consummated.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all Software, information, designs (including circuit designs and layouts), semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), semiconductor IP cores, circuit block libraries, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Termination Fee” means Two Hundred Million Dollars ($200,000,000).

“Transactions” means the Merger and the other transactions contemplated by this Agreement and all other agreements contemplated hereby.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the Laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other Laws of the United States and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States.

“Voting Debt” means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity securities in the Company or any Company Subsidiary may vote.

Section 1.02           Cross Reference Table.  The following terms defined elsewhere in this Agreement shall have the meaning set forth in the sections set forth below:

Defined Term	Section
Adverse Recommendation Change	Section 7.03(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.03(d)
Anti-Takeover Law	Section 4.28
Bankruptcy and Equity Exception	Section 4.05
Capitalization Date	Section 4.04(a)
Certificate of Merger	Section 2.03
Change-of-Control	Section 3.02(g)
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Board	Section 2.07
Company Board Recommendation	Section 2.07
Company Employees	Section 7.04(a)
Company Financial Advisor	Section 4.26
Company Financial Statements	Section 4.08(b)
Company Material Contracts	Section 4.18(a)
Company Preferred Shares	Section 4.04(a)
Company SEC Reports	Section 4.08(a)
Company Securities	Section 6.02(b)
Company Share Certificates	Section 3.03(c)
Company Shares	Recitals
Company Software	Section 4.14(g)
Company Stockholder Approval	Section 4.05
Company Stockholders	Section 2.07
Company Stockholders’ Meeting	Section 7.01(c)
Confidentiality Agreement	Section 7.02(b)
Converted Option	Section 3.02(a)
Converted PSU	Section 3.02(c)
Converted RSU	Section 3.02(b)

D&O Insurance	Section 7.06(b)
DGCL	Recitals
Dissenting Shares	Section 3.04(a)
DOJ	Section 7.07(b)
Effective Time	Section 2.03
ERISA	Section 4.12(a)
ERISA Affiliate	Section 4.12(d)
Exchange Ratio	Section 3.02(a)
Expense Reimbursement	Section 9.03(c)
Financing Party	Section 10.06
Foreign Plans	Section 4.12(a)
FTC	Section 7.07(b)
Indemnified Party	Section 7.06(a)
Intervening Event	Section 7.03(e)
IRS	Section 4.12(b)
Maximum Amount	Section 7.06(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Shares	Section 3.01(b)
Merger Sub	Preamble
Multiemployer Plan	Section 4.12(a)
NYSE	Section 4.06(a)
OFAC	Section 4.24(b)
Outside Date	Section 9.01(b)
Parent	Preamble
Parent Common Shares	Section 3.02(a)
Paying Agent	Section 3.03(a)
Permits	Section 4.07(b)
Plans	Section 4.12(a)
Proxy Statement	Section 4.25
Reverse Termination Fee	Section 9.03(d)
SEC	Section 4.08(a)
Section 16	Section 7.05
Surviving Corporation	Recitals
Surviving Corporation Fund	Section 3.03(a)
Terminated Option	Section 3.02(a)
Termination Date	Section 9.01
Title IV Plan	Section 4.12(a)
Uncertificated Shares	Section 3.03(c)

Section 1.03           General Interpretation.  The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires;

(e)           references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation include any successor to said section;

(f)            all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)           references to a Person are also to its successors and permitted assigns;

(h)           the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(i)            references to monetary amounts are to the lawful currency of the United States; and

(j)            words importing the singular include the plural and vice versa and words importing gender include all genders.

Section 1.04           Disclosure Schedule.  It is understood and agreed that (a) disclosure of any fact or item in any Section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other applicable Section only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other Section, (b) nothing in the Company Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein and (c) neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Company Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.  Nothing in the Company Disclosure Schedule shall be deemed by any Person as an admission of liability of any Person.

ARTICLE II

THE MERGER

Section 2.01           Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation in the Merger.

Section 2.02           Closing.  Subject to the provisions of Article VIII and unless this Agreement shall have been terminated in accordance with Section 9.01, the closing of the Merger (the “Closing”) shall take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas 75201 as soon as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, or at such other time and place agreed to in writing by the parties (the date upon which the Closing occurs, the “Closing Date”).

Section 2.03           Effective Time of the Merger.  Subject to the provisions of this Agreement, at the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger.  The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

Section 2.04           Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.05           Certificate and Bylaws.

(a)           At the Effective Time, the Company Certificate shall, by virtue of or in connection with the Merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “National Semiconductor Corporation” and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

(b)           At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Company Bylaws shall be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “National Semiconductor Corporation” and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 2.06           Directors and Officers of the Surviving Corporation.  From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation, or removal.

Section 2.07           Actions by the Company.  The Company hereby represents that the board of directors of the Company (the “Company Board”), at a meeting duly called and held, unanimously adopted resolutions (a) approving the execution, delivery and performance of this Agreement and the consummation of the Transactions (such approval having been made in accordance with the DGCL, the Company Certificate and the Company Bylaws), including the Merger, (b) determining this Agreement and the Transactions to be advisable, fair to and in the best interests of the Company and the stockholders of the Company (the “Company Stockholders”), (c) recommending that the Company Stockholders adopt this Agreement and the Transactions (the “Company Board Recommendation”) and (d) resolving to make the Company Board Recommendation to the Company Stockholders and directing that the Agreement be submitted for adoption by the Company Stockholders at the Company Stockholders’ Meeting.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01           Conversion of Securities.  At and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders (other than any requisite approval of the principal terms of the Merger by the Company Stockholders in accordance with the DGCL):

(a)           Each Company Share held in treasury and each Company Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and shall cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

(b)           Each Company Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Company Shares to be cancelled in accordance with Section 3.01(a)), shall be converted and exchanged automatically into the right to receive an amount in cash equal to the Merger Consideration, payable to the holder thereof, without interest, in accordance with Section 3.03.  At the Effective Time, all such Company Shares that have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of any such Company Share immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.  The Company Shares that are to be so converted into the right to receive the Merger Consideration are referred to herein as the “Merger Shares.”

(c)           Each outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.02           Treatment of Company Stock Options, Company RSUs, Company PSUs and Company Restricted Stock.

(a)           Company Stock Options.

(i)            Each Company Stock Option granted under the Company’s 2009 Incentive Award Plan outstanding immediately prior to the Effective Time will cease to represent a right to acquire Company Shares and will be converted as of the Effective Time into an option (each a “Converted Option”) to purchase shares of common stock, par value $1.00 per share, of Parent (“Parent Common Shares”).  The number of Parent Common Shares subject to each Converted Option shall be equal to the product of (A) the number of Company Shares subject to such Company Stock Option multiplied by (B) the Exchange Ratio (as defined below), rounded down to the nearest whole share.  The exercise price per share of each Converted Option shall equal the quotient of the exercise price per share under the corresponding Company Stock Option divided by the Exchange Ratio; provided, however, that such exercise price shall be rounded up to the nearest whole cent.  Each Converted Option shall otherwise have substantially the same terms and conditions (including continuing vesting terms, if any) as the corresponding Company Stock Option.  The Company Stock Options so converted will not vest or become exercisable as a consequence of the Merger except to the extent expressly so provided in the applicable Company Equity Plan or stock option agreement and neither the Company Board nor any committee thereof will take any discretionary action to cause such Company Stock Options to vest and become exercisable.  For purposes of this Section 3.02, “Exchange Ratio” shall mean the Merger Consideration divided by the average closing price of Parent Common Shares as displayed on Bloomberg page TXN:US (or its equivalent successor if such page is not available) for the five (5) trading days immediately preceding (but not including) the Effective Time.

(ii)           Each Company Stock Option granted under the Company’s Stock Option Plan (formerly known as the 1977 Stock Option Plan), 1997 Employees Stock Option Plan, Executive Officer Stock Option Plan , 2005 Executive Officer Equity Plan, Director Stock Option Plan or 2007 Employees Equity Plan that is outstanding immediately prior to the Change-of-Control associated with the Merger (each a “Terminated Option”), whether or not then vested and exercisable, shall vest and become fully exercisable and shall be cancelled upon such Change-of-Control, and in exchange therefor, Parent or the Company shall pay to each former holder of any such Terminated Option, as soon as practicable following the Effective Time, an amount in cash (without interest, and less any amount withheld pursuant to Section 3.05) equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price per Company Share payable under such Terminated Option multiplied by (B) the number of Company Shares subject to such Terminated Option.

(b)           Company RSUs.

(i)            Each Company RSU granted under the Company’s 2009 Incentive Award Plan outstanding immediately prior to the Effective Time will cease to represent a right to acquire Company Shares and will be converted as of the Effective Time into restricted stock units (each a “Converted RSU”) covering a number of validly issued, fully paid and nonassessable Parent Common Shares equal to the product of (A) the number of Company Shares subject to such Company RSU multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share.  Each Converted RSU shall otherwise have substantially the same terms and conditions (including continuing vesting terms, if any) as the corresponding Company RSU.  The Company RSUs so converted will not vest as a consequence of the Merger except to the extent expressly so provided in the applicable Company Equity Plan or restricted stock unit agreement and neither the Company Board nor any committee thereof will take any discretionary action to cause such Company RSUs to vest.

(ii)           Each Company RSU granted under the Company’s 2007 Employees Equity Plan or Restricted Stock Plan that is outstanding immediately prior to the Effective Time (or, in the case of the 2007 Employees Equity Plan, the occurrence of the Change-of-Control associated with the Merger), whether or not then vested, shall vest and become nonforfeitable and shall be cancelled at the Effective Time (or, in the case of the 2007 Employees Equity Plan, on the occurrence of such Change-of-Control), and, in exchange therefor, Parent or the Company shall pay to each former holder of any such cancelled Company RSU, as soon as practicable following the Effective Time, an amount in cash (without interest, and less any amount withheld pursuant to Section 3.05) equal to the product of (A) the Merger Consideration multiplied by (B) the number of Company Shares subject to such cancelled Company RSU.  For the avoidance of doubt, in no event shall a holder of a cancelled Company RSU be entitled to payment with respect to such Company RSU under both this Section 3.02(b)(ii) and Section 3.01(b).

(c)           Company PSUs.

(i)            Each Company PSU granted under the Company’s 2009 Incentive Award Plan that is outstanding immediately prior to the Effective Time will cease to represent a right to acquire Company Shares and will be converted as of the Effective Time into performance share units (each a “Converted PSU”) covering a number of validly issued, fully paid and nonassessable Parent Common Shares equal to the product of (A) the number of Company Shares that would be issuable under such Company PSU, measuring, for such purposes, achievement of the applicable performance conditions as of the Closing Date, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole share.  Each Converted PSU shall otherwise have substantially the same terms and conditions as the corresponding Company PSU, provided that (1) the Parent Common Shares issuable under such Converted PSU shall be issued to the holder of such Converted PSU on the original target date applicable to such Company PSU and (2) no further performance conditions shall apply to such Converted PSU.

(ii)           Each Company PSU granted under the Company’s 2005 Executive Officer Equity Plan that is outstanding immediately prior to the occurrence of the Change-of-Control associated with the Merger, if any, whether or not then vested, shall vest and become nonforfeitable and shall be cancelled on the occurrence of the Change-of-Control, and, in exchange therefor, Parent or the Company shall pay to each former holder of any such cancelled Company PSU, as soon as practicable following the Effective Time, an amount in cash (without interest, and less any amount withheld pursuant to Section 3.05) equal to the product of (A) the Merger Consideration multiplied by (B) the number of Company Shares that would be issuable under such Company PSU, measuring, for such purposes, achievement of the applicable performance conditions as of the Closing Date.  For the avoidance of doubt, in no event shall a holder of a cancelled Company PSU be entitled to payment with respect to such Company PSU under both this Section 3.02(c)(ii) and Section 3.01(b).

(d)           Company Restricted Stock.  Each share of Company Restricted Stock granted under the Company Equity Plans that is outstanding immediately prior to the occurrence of the Change-of-Control associated with the Merger, whether or not then vested, shall vest and become nonforfeitable and shall be cancelled at the occurrence of such Change-of-Control, and, in exchange therefor, Parent or the Company shall pay to each former holder of any such cancelled Company Restricted Stock, as soon as practicable following the Effective Time, an amount in cash (without interest, and less any amount withheld pursuant to Section 3.05) equal to the product of (A) the Merger Consideration and (B) the number of shares of Company Restricted Stock held pursuant to the applicable award.  For the avoidance of doubt, in no event shall a holder of Company Restricted Stock be entitled to payment with respect to the cancelled Company Restricted Stock under both this Section 3.02(d) and Section 3.01(b).

(e)           Company Actions.  The Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 3.02, including (i) making any determinations or adopting resolutions of the Company Board or the applicable committee thereof or any administrator of a Company Equity Plan as may be necessary and (ii) satisfying any requirement to notify the holder of compensatory equity awards as may be required under the Company Equity Plans.

(f)            Parent Actions.  Following the Effective Time, Parent shall take all corporate action necessary to reserve for issuance such number of Parent Common Shares as may be issuable in respect of all assumed Company compensatory equity awards in accordance with this Section 3.02.  With respect to the Company Stock Options assumed pursuant to Section 3.02(a), Company RSUs assumed pursuant to Section 3.02(b) and Company PSUs assumed pursuant to Section 3.02(c), Parent shall, if necessary, file with the SEC a registration statement on Form S-8 (or any successor form) relating to the shares of Parent Common Shares issuable pursuant to the exercise of such assumed Company Stock Options and vesting of the Company RSUs and Company PSUs, in each case as promptly as practicable following the Closing.

(g)           Change-of-Control.  For purposes of this Section 3.02, the term “Change-of-Control” shall have the meaning attributed to such term or any comparable term in the applicable Company Equity Plan, as referenced in this Section 3.02.

(h)           Code Section 409A.  Notwithstanding anything in this Agreement to the contrary, all actions under this Section 3.02 shall be completed in a manner that complies with Section 409A of the Code, and, if applicable, Section 424(a) of the Code.  By way of example, the conversion of options under Section 3.02(a)(i) shall be made in a manner that will not subject a Converted Option to Tax under Section 409A of the Code or cause any such Converted Option that was intended to be an incentive stock option (within the meaning of Section 422 of the Code) to fail to be an incentive stock option.

Section 3.03           Payment of Merger Consideration; Surrender of Company Shares; Stock Transfer Books.

(a)           Prior to the Effective Time, Parent or Merger Sub shall appoint as paying agent a bank or trust company reasonably satisfactory to the Company (the “Paying Agent”) to facilitate the receipt by the Company Stockholders of the Merger Consideration in connection with the Merger.  Prior to the Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Paying Agent, for the benefit of the holders of Merger Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with this Agreement (such cash being hereinafter referred to as the “Surviving Corporation Fund”).  The Surviving Corporation Fund shall not be used for any other purpose.

(b)           The Surviving Corporation Fund shall be invested by the Paying Agent as directed by Parent.  No gain or loss thereon shall affect the amounts payable to the holders of Merger Shares following completion of the Merger pursuant to this Article III and Parent shall take all actions necessary to ensure that the Surviving Corporation Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Article III.  Any and all interest and other income earned on the Surviving Corporation Fund shall promptly be paid to Parent or an Affiliate of Parent as directed by Parent.

(c)           As promptly as practicable (and in any event within five (5) Business Days) after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, as of immediately prior to the Effective Time, a holder of record of the Merger Shares (i) a letter of transmittal (which shall be in customary form approved by the Company and shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Company Share Certificates”) or uncertificated Merger Shares represented by book entry (“Uncertificated Shares”) shall pass, only upon proper delivery of the Company Share Certificates or transfer of the Uncertificated Shares to the Paying Agent) and (ii) instructions for effecting the surrender of the Company Share Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration.

(d)           Upon (i) surrender to the Paying Agent of Company Share Certificates for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions or (ii) compliance with the reasonable procedures established by the Paying Agent for delivery of Uncertificated Shares, the holder of such Company Share Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect thereof, and the Company Share Certificates or Uncertificated Shares so surrendered shall forthwith be cancelled.  No interest shall be paid or will accrue on any cash payable to holders of Company Share Certificates or Uncertificated Shares pursuant to the provisions of this Article III.

(e)           In the event of a transfer of ownership of Merger Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Merger Shares may be made to a Person other than the Person in whose name the Company Share Certificates so surrendered or the Uncertificated Shares so transferred is registered if such Company Share Certificates shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or establish to the reasonable satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.  Until surrendered or transferred, as the case may be, as contemplated by this Section 3.03, each Company Share Certificate or Uncertificated Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(f)            If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, the Paying Agent shall pay in respect of Merger Shares to which such lost, stolen or destroyed Company Share Certificate relates the Merger Consideration to which the holder thereof is entitled.

(g)           At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Merger Shares thereafter on the records of the Company.  From and after the Effective Time, the holders of Company Share Certificates or Uncertificated Shares shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement, the certificate of incorporation of the Surviving Corporation or by applicable Law.

(h)           Any portion of the Surviving Corporation Fund that remains undistributed to the holders of Merger Shares for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Merger Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration (and Parent shall take all actions necessary to ensure that the Surviving Corporation has or has access to sufficient funds to make such payments).  Any portion of the Surviving Corporation Fund remaining unclaimed by holders of Merger Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.  None of Parent, the Paying Agent or the Surviving Corporation shall be liable to any holder of Merger Shares for any such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.04                                Dissenting Shares.

(a)                                  Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by any Company Stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.01(b), but rather, the holders of Dissenting Shares shall be entitled only to payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the provisions of Section 262 of the DGCL, then the right of such holder to be paid the appraised value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, without interest, as provided in Section 3.01(b).

(b)                                 The Company shall notify Parent as promptly as reasonably practicable of any demands received by the Company for appraisal of any Company Shares, withdrawals thereof and any other instruments delivered to the Company pursuant to Section 262 of the DGCL, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.03(a) to pay for Dissenting Shares shall be returned to Parent upon demand; provided, that Parent shall remain liable to pay, or cause the Surviving Corporation to pay, the Merger Consideration with respect to any Company Shares covered by the proviso to Section 3.04(a).

Section 3.05                                Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, the Company, the Surviving Corporation, Parent, Merger Sub and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other payment otherwise payable pursuant to this Agreement to any holder of Company Shares, Company Stock Options, Company Restricted Stock, Company RSUs, or Company PSUs, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, including any Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Company Stock Options, Company Restricted Stock, Company RSUs, or Company PSUs, as applicable, in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent, Merger Sub or the Paying Agent, as applicable.

Section 3.06                                Adjustments to Prevent Dilution.  In the event that the Company changes (or establishes a record date for changing) the number of Company Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Company Shares, at any time during the period from the date hereof to the Effective Time, the Merger Consideration shall be equitably adjusted to reflect such transaction; provided, however, that nothing in this Section 3.06 shall be construed as permitting the Company to take any action or enter into any transaction otherwise prohibited by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company Disclosure Schedule or (ii) as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, on or after May 30, 2010, and prior to the date hereof (but, in each case, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are predictive or forward-looking in nature), but only to the extent such reports, schedules, forms, statements or other documents are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System and such disclosure is reasonably apparent from a reading of such reports, schedules, forms, statements or other documents that such disclosure relates to such Section of Article IV below), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01                                Organization and Qualification.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted.

(b)                                 The Company is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the conduct or nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.02                                Certificate of Incorporation and Bylaws.

(a)                                  The Company has provided or made available to Parent copies of the Company Certificate and Company Bylaws, and the copies of such documents are complete and correct and contain all amendments and supplements thereto as in effect on the date of this Agreement.  The Company Certificate and Company Bylaws are in full force and effect and the Company is not in violation of any of their respective provisions.

(b)                                 The Company has provided or made available to Parent and Merger Sub correct and complete copies of the minutes and, in the case of action by the Company Board or the committees thereof, written consents (or, in the case of minutes or written consents that have not yet been finalized, drafts thereof) of all meetings of Company Stockholders and meetings of or action by the Company Board and each committee thereof since January 1, 2008 through the date of this Agreement (other than portions of any minutes (or drafts thereof) related to the Transactions or alternative strategic transactions).

Section 4.03                                Company Subsidiaries.

(a)                                  Each of the Company’s Subsidiaries, together with the jurisdiction of organization or formation of each such Company Subsidiary, is set forth in Section 4.03(a) of the Company Disclosure Schedule.  Other than the Company Subsidiaries, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person.  Each Company Subsidiary is a corporation, partnership, limited liability company, trust or other organization that is duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be duly incorporated, validly existing or in good standing has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  Each of the Company Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such requisite power has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries.  Each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries.  All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Liens or limitations on voting rights, are free of preemptive rights and were issued in compliance with applicable Law.  There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary.  There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary or any other Person in excess of Five Million Dollars ($5,000,000) or Ten Million Dollars ($10,000,000) in the aggregate.

(c)                                  No Company Subsidiary has (i) a minimum cash capitalization or other cash reserve requirement set by Law, Contract or its constituent documents, or (ii) cash or other financial instruments that may not be readily repatriated, including by dividend, distribution or other means, without penalty or any assessed Tax at any time to the United States of America, in each case in excess of Five Million Dollars ($5,000,000), or in the aggregate with all Company Subsidiaries in excess of Ten Million Dollars ($10,000,000).

Section 4.04                                Capitalization.

(a)                                  The authorized capital stock of the Company consists of eight hundred fifty million (850,000,000) Company Shares and one million (1,000,000) shares of preferred stock, par value $.50 per share, of the Company (“Company Preferred Shares”).  As of the close of business on March 31, 2011 (the “Capitalization Date”), 244,778,892 Company Shares were issued and outstanding (inclusive of 424,788 shares of Company Restricted Stock) and no Company Shares were held in the treasury of the Company.  As of the close of business on the Capitalization Date, 23,730,820 Company Shares were subject to outstanding Company Stock Options, 3,529,235 Company Shares were subject to outstanding Company RSUs, 2,581,000 Company Shares were subject to outstanding Company PSUs and 10,484,312 Company Shares were reserved for future awards under the applicable Company Equity Plans.  As of the date of this Agreement, no Company Preferred Shares are issued and outstanding.  All of the outstanding Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, are free of preemptive rights and were issued in compliance with applicable Law.  All Company Shares subject to issuance upon exercise of Company Stock Options or vesting of Company RSUs or Company PSUs will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)                                 Other than as set forth in Section 4.04(a) and for any changes since the close of business on the Capitalization Date resulting from the exercise of Company Stock Options or the settlement of Company RSUs or Company PSUs outstanding on such date, or actions taken after such date in compliance with this Agreement, there are no outstanding (i) shares of capital stock of, or other voting securities or ownership interests in, the Company, (ii) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company, or (iii) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting or ownership interests in the Company.

(c)                                  Section 4.04(c) of the Company Disclosure Schedule sets forth a listing of (i) all Company Equity Plans, (ii) all Company Stock Options, shares of Company Restricted Stock, Company RSUs and Company PSUs outstanding as of the close of business on the Capitalization Date, (iii) the date of grant and name of holder of each such Company Stock

Option, share of Company Restricted Stock, Company RSU and Company PSU and, with respect to each such award, (A) the Company Equity Plan or other Plan under which each such award was granted, (B) the vesting schedule thereof, (C) the portion of such award vested and unvested as of the close of business on the Capitalization Date, (D) if applicable, the exercise price or repurchase price therefor, and (E) with respect to Company Stock Options, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(d)                                 There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Shares or any other equity securities of the Company.

(e)                                  There are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.

(f)                                    There is no Voting Debt of the Company or any Company Subsidiary outstanding.

Section 4.05                                Authority; Validity and Effect of Agreements.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and subject to the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions.  Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of the Company, including by the Company Board.  No other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize this Agreement or to consummate the Transactions, except, in the case of the Merger, for the affirmative vote of holders of a majority of the issued and outstanding Company Shares for adoption of this Agreement (the “Company Stockholder Approval”) and the filing of the Certificate of Merger pursuant to the DGCL.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by rules of law and equity governing specific performance, injunctive relief and other equitable remedies (the “Bankruptcy and Equity Exception”).

Section 4.06                                No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery by the Company of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by the Company of the Transactions do not and will not, and the compliance by the Company with its obligations hereunder and thereunder will not, (i) result in a violation or breach of or conflict with the Company Certificate or Company Bylaws, (ii) subject to obtaining or making consents, approvals, orders, authorizations, registrations, declarations, filings and other actions described in Section 4.06(b), conflict with or violate any Law or rule of the New York Stock Exchange (“NYSE”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, (iii) result in any violation or breach of or conflict with any provisions of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, or result in the loss of any benefit under, or result in the triggering of any payments pursuant to, any of the terms, conditions or provisions of any Company Material Contract or (iv) result in the creation of a Lien, except for Permitted Liens, on any property or asset of the Company or any Company Subsidiary, except, with respect to clauses (iii) and (iv), for such violations, breaches, conflicts, defaults, rights of purchase, terminations, amendments, accelerations, cancellations, losses of benefits, payments or Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of the Company or any of the Company Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, other than (i) (A) the applicable requirements of the Exchange Act and other applicable federal securities Laws, (B) the applicable requirements of state securities, takeover and “blue sky” Laws, (C) the applicable requirements of the NYSE, (D) the HSR Act and the applicable requirements of the other Antitrust Laws set forth in Section 4.06(b) of the Company Disclosure Schedule and (E) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to the DGCL and (ii) such other consents, approvals, Orders, authorizations, registrations, qualifications, designations, filings or notifications to, by or from any Governmental Authority that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07                                Compliance with Laws; Permits.

(a)                                  The Company and the Company Subsidiaries are, and since January 1, 2008 have been, in compliance with all Laws applicable to them, any of their properties or other assets or any of their businesses or operations, except where any such failure to be in compliance has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or threatened that, in each case, is or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(b)                                 The Company and each of the Company Subsidiaries hold all licenses, franchises, permits, certificates, consents, orders, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case, that are necessary for the Company and the Company Subsidiaries to own, lease or operate their properties and assets and to carry on their businesses as currently conducted (collectively, “Permits”) and each of the Permits is in full force and effect, except for such Permits that the failure to hold or be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since January 1, 2008, neither the Company nor any of the Company Subsidiaries has received written notice to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries is, and since January 1, 2008 has been, in compliance with the terms of its Permits, except where noncompliance with such Permit has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither the Company nor any of the Company Subsidiaries has received any written communication since January 1, 2008 from any Governmental Authority or, to the Knowledge of the Company, from any employee, licensee, licensor, vendor or supplier of the Company or any of the Company Subsidiaries that alleges that the Company or any of the Company Subsidiaries is not in compliance in all material respects with, or is subject to any material liability under, any Permit, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The consummation of the Transactions, in and of itself, will not cause the revocation or cancellation of any Permit, except for such revocation or cancellation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08                                SEC Filings; Financial Statements; Internal Controls.

(a)                                  The Company has filed all forms, reports, schedules, registration statements, definitive proxy statements and other documents (including all exhibits) required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) during the period since May 29, 2008 (the “Company SEC Reports”).  The Company SEC Reports, each as filed or amended on or prior to the date hereof (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports and (ii) as of their respective filing dates did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Reports filed on or prior to the date hereof.  To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review or investigation.  None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)                                 Each of the consolidated balance sheets and the related consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports, each as amended (collectively, the “Company Financial Statements”), (i) complied in all material respects with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC for normal year-end audit adjustments and for the absence of notes, if applicable) and (ii) fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)                                  Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Company SEC Reports, and the statements contained in such certifications were true and complete on the date such certifications were made.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)                                 Since January 1, 2008 through the date of this Agreement, (i) neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any director or executive officer of the Company or any of the Company Subsidiaries has received any material complaint, allegation, assertion or claim, in writing that the Company or any of the Company Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices and (ii) to the Knowledge of the Company, no attorney representing the Company or any of the Company Subsidiaries, whether or not employed by the Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of the Company Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e)                                  The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) in compliance with the Exchange Act.

(f)                                    The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.  The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(g)                                 The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE.

Section 4.09                                Absence of Undisclosed Liabilities.

(a)                                  The Company and the Company Subsidiaries do not have any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise or whether due or to become due), except for (i) liabilities and obligations reflected on or reserved against in the audited balance sheet of the Company and the consolidated Company Subsidiaries as of May 30, 2010, as filed in the Company SEC Reports, (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since May 30, 2010, and (iii) liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company Financial Statements or any Company SEC Reports.

Section 4.10                                Absence of Certain Changes or Events.  Since May 30, 2010, through the date hereof, (a) the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and (b) there has not been an event, occurrence, condition, change, development, effect or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Since the date of the Most Recent Balance Sheet, through the date hereof, neither the Company nor the Company Subsidiaries has taken any action that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.02.

Section 4.11                                Absence of Litigation.  Except as set forth in Section 4.11 of the Company Disclosure Schedule, as of the date hereof, there is (a) no material Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of its or their respective properties or assets and (b) no material Action pending or threatened by the Company against any third party.  Neither the Company nor any Company Subsidiary is subject to any Orders of any Governmental Authorities, or any settlement or similar agreement with any third party that impose any ongoing obligations or restriction on the Company or any Company Subsidiary, that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or that otherwise restrict the Company or any Company Subsidiary from exploiting any Intellectual Property, except such restrictions that have not been and would not reasonably be expect be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  There are no internal investigations or internal inquiries that, since January 1, 2006, have been conducted by or at the direction of the Company Board (or any committee thereof) concerning any material financial, accounting or other misfeasance or malfeasance issues or that would reasonably be expected to lead to a voluntary disclosure or enforcement action.

Section 4.12           Employee Plans.

(a)           Section 4.12(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) all bonus, incentive, equity or equity-based compensation, stock purchase, deferred compensation, retiree medical, life insurance, retirement, health and welfare benefit, workers’ compensation, salary continuation, section 125 cafeteria, health reimbursement, flexible spending, dependent care, employee loan, individual tax gross up, leave of absence, vacation pay, educational assistance, employee assistance or other material employee benefit plans, policies or agreements, (iii) collective bargaining and Employee Change-of-Control Agreements and (iv) all employment, retention, individual consulting, termination, severance or other similar agreements, in each case, with respect to which the Company or any Company Subsidiary is a party and, with respect to clause (iv), has any current or future obligation (contingent or otherwise) for the benefit of any current or former employee, officer, director or individual consultant of the Company or any Company Subsidiary of greater than One Hundred Thousand Dollars ($100,000) in each case (clauses (i), (ii), (iii) and (iv), collectively, the “Plans”).  Section 4.12(a) of the Company Disclosure Schedule separately identifies all Plans that are primarily for the benefit of current or former employees, officers, directors or consultants of the Company or any Company Subsidiary who are located outside of the United States (“Foreign Plans”).  Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, none of the Plans is (w) a defined benefit plan (as defined in Section 3(35) of ERISA), whether or not subject to ERISA (“Title IV Plan”), (x) a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (y) a multiple employer plan subject to Sections 4063 or 4064 of ERISA or (z) a plan providing for post-retirement life insurance or post-retirement health benefits coverage.

(b)           The Company has provided or will provide to Parent, no later than thirty (30) days following the date of this Agreement, correct and complete copies of each of the following documents with respect to each Plan (except for Multiemployer Plans), to the extent applicable: (i) the Plan itself (including all amendments thereto and versions of equity agreements); (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”), including attached schedules, or comparable annual report for a Foreign Plan; (iii) the most recent actuarial reports, if any; (iv) the most recently received IRS or other governmental determination or registration letter, if any; (v) the most recent summary plan description (or other written description of such Plan provided to employees) and all material modifications thereto; (vi) any related trust agreement or other funding instrument for the Plan; and (vii) written summaries of all non-written Plans.

(c)           Each Plan has been operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.  Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion issued by the IRS, and to the Knowledge of the Company no fact or event has occurred since the date of such determination letter which could adversely affect the qualified status of any such Plan or the exempt status of any such trust that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  There are no investigations by any Governmental Authority, termination proceedings or other claims or litigation, or to the Knowledge of the Company, threatened or for which there are facts that could form a reasonable basis, against or relating to any Plan or asserting any rights to or claims for benefits under any Plan, the assets or any of the trusts under such Plan or the plan administrator, or against any fiduciary of any Plan with respect to the operation of the Plan (except routine claims for benefits payable under the Plans) other than any such investigations, proceedings or claims that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  All material contributions, premiums and benefit payments under or in connection with each Plan that are required to have been made as the date hereof in accordance with the terms of such Plan or applicable Law have been timely made.  There has been no act, omission or condition with respect to any Plan that would be reasonably likely to subject the Company or the Company Subsidiaries to any material fine, penalty, Tax or liability of any kind imposed under ERISA, the Code or applicable Law.

(d)           Neither the Company, the Company Subsidiaries nor any of their Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with the Company or the Company Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) have terminated any Title IV Plan, or incurred any outstanding material liability under Section 4062 of ERISA to the Pension Benefits Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA.  To the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company or the Company Subsidiaries, by reason of its affiliation with any ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law.

(e)           Subject to the requirements of applicable Law, no commitments to improve or otherwise amend any Foreign Plan have been made.

(f)            Except as set forth in Section 4.12(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any material obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, or employees of the Company or any Company Subsidiary except (i) as may be required under Part 6 of Title I of ERISA at the sole expense of the participant or the participant’s beneficiary, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment with the Company or any Company Subsidiary.

(g)           Section 4.12(g) of the Company Disclosure Schedule sets forth a list of all Plans the assets of which include stock or other securities issued by the Company or any Company Subsidiary.

(h)           Except as set forth in Section 4.12(h) of the Company Disclosure Schedule, no Plan or other arrangement, either individually or collectively, exists that, as a result of the execution of this Agreement and the consummation of the Transactions, whether alone or in connection with any subsequent event(s), could (i) result in the acceleration or increase in any payment or benefit, the vesting or funding (through a grantor trust or otherwise) of compensation or benefits under or any payment, contribution or funding obligation pursuant to any of the Plans or other arrangement, (ii) limit the right to merge, amend or terminate any Plan or (iii) result in any payment that would not be deductible by reason of Section 280G of the Code.

(i)            Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) is in material compliance with Section 409A of the Code and the rules and regulations thereunder.  The assets held in the rabbi trust that are intended to be a source of funds to satisfy the obligations to participants and beneficiaries under the Company’s Deferred Compensation Plan are at least equal in value to the aggregate account balances of the participants and beneficiaries under the Deferred Compensation Plan.

(j)            Except as set forth in Section 4.12(j) of the Company Disclosure Schedule, each Foreign Plan (i) has been maintained, operated and funded in all material respects in accordance with all applicable Law, (ii) if it is intended to qualify for special tax treatment, has met all material requirements for such treatment and (iii) if it is intended to be funded and/or reserved, is fully funded and/or adequately reflected in the Most Recent Balance Sheet in accordance with GAAP and based on reasonable actuarial assumptions, where applicable.

(k)           Except as set forth in Section 4.12(k) of the Company Disclosure Schedule, no Plan could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(m) of the Code.

Section 4.13           Labor Matters.

(a)           Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries are party to any labor or collective bargaining agreement and, as of the date of this Agreement, no such agreement is currently being negotiated.  Since January 1, 2001, no labor organization has been elected as the collective bargaining agent of any employee or group of employees of the Company or the Company Subsidiaries.  As of the date of this Agreement, there are no (i) picketing, strikes, work stoppages, work slowdowns, lockouts or other job actions pending or, to the Knowledge of the Company, threatened against or involving the Company and the Company Subsidiaries, (ii) material unfair labor practice charges or other material labor disputes pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or the Company Subsidiaries, (iii) election, petition or proceeding by a labor union or representative thereof to organize any employees of the Company or the Company Subsidiaries or (iv) material grievance or arbitration demands against the Company or any of the Company Subsidiaries whether or not filed pursuant to a collective bargaining agreement.

(b)           The Company and the Company Subsidiaries are in compliance with all Laws respecting the employment of labor, including wages and hours, fair employment practices, discrimination, terms and conditions of employment, workers’ compensation, collection and payment of withholding and/or social security taxes and any similar Tax, occupational safety, plant closings, mass layoffs and the Immigration Reform and Control Act, as amended, except, in each case, where such non-compliance would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(c)           To the Knowledge of the Company, all employees of the Company and the Company Subsidiaries possess all applicable passports, visas, permits and other authorizations required by all applicable immigration or similar Laws to be employed by and to perform services for and on behalf of the Company and the Company Subsidiaries, except where the failure to possess such passports, visas or other authorizations would not, individually or in the aggregate, reasonably be expected to materially affect the conduct of business by the Company or any Company Subsidiary.

(d)           Section 4.13(d) of the Company Disclosure Schedule sets forth, to the Knowledge of the Company, the number of employees and, separately, the number of independent contractors employed by the Company and the Company Subsidiaries as of March 31, 2011, by country where employed.

(e)           To the Knowledge of the Company, the Company and the Company Subsidiaries have reasonably classified for all purposes all employees, leased employees, consultants and independent contractors, and have withheld and paid all applicable Taxes and made all required filings in connection with services provided by such persons, except where the failure to withhold or pay such applicable Taxes has not had and would not reasonably be expected to have, individually or in the aggregate, a material effect on the Company and the Company subsidiaries, taken as a whole.

Section 4.14           Intellectual Property.

(a)           Since January 1, 2008, all necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Registered Intellectual Property have been timely paid, and all necessary documents, certificates and other relevant filings in connection with any of the Registered Intellectual Property have been timely filed, with the relevant Governmental Authorities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining the Registered Intellectual Property, except for any Registered Intellectual Property that has been abandoned or allowed to lapse by the Company in the ordinary course of business.

(b)           Except as set forth in Section 4.14(b) of the Company Disclosure Schedule (and as designated therein as jointly owned or exclusively licensed),  the Company or one of the Company Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all of the Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens) and exclusive license grants.  To the Knowledge of the Company, the Registered Intellectual Property, and all of the Company’s and the Company Subsidiaries’ rights in and to such Registered Intellectual Property, have not been found invalid or unenforceable by any Governmental Authority, and the Company has acted to maintain the validity and enforceability of such rights to the extent appropriate in the ordinary course of business.

(c)           To the Knowledge of the Company, none of the Company Technology constitutes or results from a copyright infringement, misappropriation or unauthorized use of any Copyrights or Trade Secrets of any Person.

(d)           Since January 1, 2006, no written claims or, to the Knowledge of the Company, unwritten claims have been made against any Person by the Company or any of the Company Subsidiaries alleging that any Person is infringing, misappropriating or violating, or has infringed, misappropriated or violated, any Company Intellectual Property.

(e)           Since January 1, 2006, neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened Actions involving a claim (i) by any Person of infringement, misappropriation or unauthorized use of or other violation of any Intellectual Property against the Company or any of the Company Subsidiaries or (ii) challenging the ownership, use, scope, validity or enforceability of any Company Intellectual Property or Company Technology.  To the Knowledge of the Company, since January 1, 2006, neither the Company nor any of the Company Subsidiaries has received written (including by electronic mail) notice of any such claim or any written invitation to take a license to any Intellectual Property of any Person.

(f)            The Company and the Company Subsidiaries have used commercially reasonable efforts to protect the confidentiality of Trade Secrets of the Company or any of the Company Subsidiaries that is material , individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole (and any confidential information of any Person to whom the Company or any of the Company Subsidiaries has a confidentiality obligation).

(g)           Neither the Company nor any of the Company Subsidiaries has licensed or provided to any Person, or otherwise permitted any Person to access, use or store any source code or related materials for any Software that is material, individually or in the aggregate, to the Company and the Company Subsidiaries (including WEBENCH) and that is owned by the Company or any of the Company Subsidiaries or for any Software that constitutes a material portion of the Company’s products, taken as a whole, in the form distributed by the Company or any of the Company Subsidiaries (“Company Software”).

(h)           To the Knowledge of the Company, no Open Source was or is incorporated in whole or in part in, or has been or is distributed in whole or in part with, any Company Software in a manner that requires or obligates the Company or any of the Company Subsidiaries to make available, disclose, contribute, distribute or license any source code or related materials for any Software (other than the Open Source itself) to any Person (including the Open Source community).

(i)            Since January 1, 2008, except as set forth on Section 4.14(i) of the Company Disclosure Schedule, no government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Company Intellectual Property or Company Technology that is material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, where, as a result of such funding or the use of such facilities, any government or any university, college, other educational institution or research center has any rights in such Intellectual Property or Technology.

(j)            Section 4.14(j) of the Company Disclosure Schedule sets forth a complete and accurate list of all Standards Bodies in which the Company or any of the Company Subsidiaries has participated or is participating, or has been or is a member, where, as a result of such participation or membership, any Company Intellectual Property that is material, individually or in the aggregate, to the Company or any of the Company Subsidiaries is required to be licensed, or any other rights under any Company Intellectual Property that is material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, are currently required, or may in the future be required, to be granted, to any Person, with or without payment.

(k)           To the Knowledge of the Company, the consummation of the Transactions will not result in the release from escrow (or other similar instrument) of any Company Technology to a third party.  Except as set forth in Section 4.14(k) of the Company Disclosure Schedule, neither this Agreement nor any Transaction will result in the grant to any Person of any ownership interest, license, right or protection from any Action or claim in respect of any threatened Action with respect to any Intellectual Property or Technology owned by Parent or any of its Affiliates.

(l)            To the Knowledge of the Company, except as set forth in Section 4.14(l) of the Company Disclosure Schedule, no third party Technology is incorporated in a material portion of the Company’s or any of the Company Subsidiaries’ current product portfolios or used in the fabrication, testing or packaging of the Company’s or any of the Company Subsidiaries’ current  products (other than Technology provided by fabrication equipment suppliers for use on such supplier’s fabrication equipment or used by manufacturing or service providers to the Company and Company Subsidiaries, including third party foundries, or assembly, test, marking and packaging service providers).

Section 4.15           Taxes.

(a)           (i)            Except in each case with respect to matters for which adequate reserves or accruals have been established in accordance with GAAP in the Most Recent Balance Sheet as adjusted for the passage of time in the ordinary course of business and consistent with past practice, (i) all material Tax Returns required to be filed by or with respect to the Company or any of the Company Subsidiaries have been timely filed and such Tax Returns are true, complete, and correct in all material respects, (ii) all material Taxes due and owing by the Company or any of the Company Subsidiaries have been timely paid, (iii) there are no Liens for Taxes other than Permitted Liens upon any of the assets of the Company or any of the Company Subsidiaries, and (iv) the Company and each Company Subsidiary has properly and timely withheld, collected and deposited all material Taxes that are required to be withheld, collected and deposited in accordance with applicable Law.

(b)           The material Tax obligations of the Company and the Company Subsidiaries as of the date of the Most Recent Balance Sheet are reserved for in accordance with GAAP in the Most Recent Balance Sheet.  Since the date of the Most Recent Balance Sheet, neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes as a result of transactions entered into outside the ordinary course of business consistent with past practice.

(c)           No deficiencies for material Taxes against any of the Company and the Company Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority, except for deficiencies that have been paid or otherwise resolved or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.  Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened, audits, assessments or other actions for or relating to any material liability in respect of Taxes of the Company or any Company Subsidiary.  The U.S. federal income Tax Returns of the Company and the Company Subsidiaries through the taxable year ended May 30, 2004 have been examined and closed or are Tax Returns with respect to which the period for assessment has expired.

(d)           Neither the Company nor any of the Company Subsidiaries has any Tax sharing, allocation, or indemnification agreement (other than such an agreement exclusively between or among any of the Company and the Company Subsidiaries).

(e)           Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law or by reason of being a transferee or successor of such Person.

(f)            Neither the Company nor any Company Subsidiary (i) has any unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (ii) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

(g)           From and after the Effective Time, neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (i) adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method occurring on or prior to the Effective Time, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into prior to the Effective Time or (iii) installment sale or open transaction occurring on or prior to the Effective Time.

(h)           Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i)            Neither the Company nor any Company Subsidiary is a party to or bound by any advance pricing agreement, material closing agreement or other material agreement or ruling relating to Taxes with any Tax authority.

(j)            Neither the Company nor any Company Subsidiary has distributed the stock of any corporation in a transaction intended to satisfy the requirements of Section 355 of the Code.

(k)           The Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions of any material Tax exemption, Tax holiday, or other Tax reduction agreement or Tax Order that applies to any of them, and no Tax exemption, Tax holiday, or Tax Order that applies to any of the Company and the Company Subsidiaries will be adversely affected by the Transactions.

Section 4.16           Subsidies.  Section 4.16 of the Company Disclosure Schedule sets forth a list of all grants, subsidies and similar arrangements since January 1, 2008 related to any manufacturing operations of the Company or any Company Subsidiary or material to the Company and the Company Subsidiaries, taken as a whole, directly or indirectly between or among the Company or any Company Subsidiary, on the one hand, and any Governmental Authority or any Person, on the other hand.  The consummation of the Transactions, in and of itself, will not cause the revocation, modification or cancellation of any such subsidies.

Section 4.17           Environmental Matters.  Except as disclosed in Section 4.17 of the Company Disclosure Schedules and in each case for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)           The Company and the Company Subsidiaries are, and have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and the Company Subsidiaries as presently conducted.

(b)           Neither the Company nor the Company Subsidiaries have transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Materials, except in compliance with applicable Environmental Laws, at any property that the Company or the Company Subsidiaries have at any time owned, operated, occupied or leased.

(c)           Neither the Company nor any Company Subsidiary is subject to any pending, or to the Knowledge of the Company, threatened, claim by any employee or any third party resulting from exposure to Hazardous Materials in violation of any Environmental Law.

(d)           As of the date of this Agreement, neither the Company nor the Company Subsidiaries are a party to or is the subject of any pending, or to the Knowledge of the Company, threatened, Action alleging any liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law.  Neither the Company nor the Company Subsidiaries are subject to any Order or agreement by or with any Governmental Authority or third party imposing any liability or obligation with respect to any of the foregoing.

Section 4.18           Material Contracts.

(a)           Section 4.18 of the Company Disclosure Schedule lists the following Contracts to which the Company or any Company Subsidiary is a party as of the date hereof (the “Company Material Contracts”):

(i)            all Contracts that purport to limit, curtail or restrict the right of the Company or any Company Subsidiary in any material respect (A) to engage or compete in any line of business in any geographic area, with any Person or during any period of time, or (B) to solicit or hire any Person;

(ii)           any Contract that grants any Person other than the Company or any Company Subsidiary any (A) exclusive license, supply, distribution or other rights, (B) material “most favored nation” rights, (C) material rights of first refusal, rights of first negotiation or similar rights, (D) exclusive rights to purchase any Company products, including products produced through foundry services, (E) material guaranteed availability of supply or services for a period greater than twelve (12) months, (F) guarantee as to foundry capacity or priority, (G) material rebates or (H) price guarantees for a period greater than twelve (12) months;

(iii)          any Contract relating to the disposition or acquisition by the Company or any Company Subsidiary of any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) (A) entered into on or after January 1, 2006 (whether or not such acquisition or disposition has been consummated prior to the date of this Agreement), or (B) that contains ongoing non-competition or material indemnification obligations or other material ongoing obligations;

(iv)          listing separately, except for such Contracts that have expired or been terminated and have no ongoing obligations (other than confidentiality obligations or indemnity obligations), all (A) In-Bound Patent Licenses, the primary purpose of which is to license one or more Patents, (B) Out-Bound Patent Licenses that license, or agree to license, a substantial portion of issued Company Patents or the primary purpose of which is to license one or more Patents, (C) Cross-licenses that license, or agree to license, a substantial portion of issued Company Patents or the primary purpose of which is to license one or more Patents and (D) other Patent Licenses, excluding Software license agreements executed in the normal course of business, that require a royalty payment to, or royalty payment by, the Company or any of the Company Subsidiaries;

(v)           any Contract with respect to product or Intellectual Property development that is material to the Company and the Company Subsidiaries, taken as a whole;

(vi)          any Technology transfer or license agreement related to a (A) manufacturing process or (B) related to product design that, in the case of clause (B), affects a material portion of the Company’s product portfolio;

(vii)         any Contract with respect to product design services, foundry services, product assembly (packaging) and/or test, or material contract manufacturing services that affects a material portion of the Company’s product portfolio;

(viii)        any Contract with any Governmental Authority or any Contract incorporating government acquisition terms (e.g., in the U.S., the Federal Acquisition Regulation (FAR) or the Defense Federal Acquisition Regulation Supplement (DFARS)) involving payments of more than Two Million Dollars ($2,000,000) in any twelve (12) month period or requiring delivery of cost and pricing data;

(ix)           any Contract that reasonably contemplates payments by or to the Company or any of the Company Subsidiaries of more than Ten Million Dollars ($10,000,000) in any twelve (12) month period;

(x)            any customer Contract (other than standard purchase orders) that reasonably contemplates payment to the Company or any of the Company Subsidiaries of more than Five Million Dollars ($5,000,000) in any twelve (12) month period;

(xi)           any Contracts with distributors or sales representatives or that otherwise entitle a third party to a commission;

(xii)          any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case, relating to indebtedness for borrowed money of Five Million Dollars ($5,000,000) or greater, whether as borrower or lender, and whether secured or unsecured;

(xiii)         any Contract with a notional value of Fifteen Million Dollars ($15,000,000) or greater that involves or relates to any exchange traded, over-the-counter or other hedging (including currency hedging), swap, cap, floor, collar, futures, forward, option or other derivative financial trading activities;

(xiv)        any Contract providing for indemnification or any guaranty by the Company or any Company Subsidiary that (i) has not been made in the ordinary course of business or (ii) is material to the Company and any Company Subsidiaries, taken as a whole (in each case with respect to which the Company or any Company Subsidiary has continuing obligations as of the date hereof);

(xv)         leases or subleases under which the Company or the Company Subsidiaries (A) lease or occupy Leased Real Property for manufacturing purposes or in excess of one hundred thousand (100,000) gross square feet and (B) leases, subleases or licenses of any property to a third party for manufacturing purposes or in excess of one hundred thousand (100,000) gross square feet;

(xvi)        any Contract establishing a partnership, joint venture or similar third party business enterprise in which the Company or any Company Subsidiaries has (A) an equity interest or the right to acquire an equity interest or (B) a capital commitment or other obligation under such Contract;

(xvii)       (A) any Employee Change-of-Control Agreement or (B) any employment, independent contractor or consulting Contract (in each case with respect to which any party thereto has continuing obligations as of the date hereof) with any current or former (1) executive officer of the Company or any of the Company Subsidiaries, (2) member of the Company Board, or (3) employee, independent contractor who is a natural person or consultant of the Company or any of the Company Subsidiaries, in each case providing for an annual base compensation in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(xviii)      collective bargaining agreements or other Contracts with any labor union;

(xix)                           any other Contract under which the consequences of a default or breach or the early termination of which would reasonably be expected to have a Company Material Adverse Effect; and

(xx)                              all other Contracts required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act or disclosed by the Company on a Current Report on Form 8-K, whether or not so filed or disclosed.

(b)                                 (i) Each Company Material Contract is valid and binding on the Company and is in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto (in each case subject to the Bankruptcy and Equity Exception) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default on the part of the Company or any Company Subsidiary under any such Company Material Contract, except such breaches that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, no other party to any Company Material Contract is in material breach or default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a material breach or default by any such other party thereunder.  Neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation under any Company Material Contract, received any written or, to the Knowledge of the Company, oral notice of material breach or default under any Company Material Contract that has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a material breach of any Company Material Contract.  Neither the Company nor any Company Subsidiary is party to any Contract pursuant to which the terms and conditions thereof or any information or data contained therein are deemed classified pursuant to the rules and regulations of any Governmental Authority.  The Company has furnished or made available to Parent true, correct and complete copies of all Company Material Contracts in effect as of the date hereof.

Section 4.19                                Title to Property and Assets.  Except with respect to matters related to Intellectual Property (which are addressed in Section 4.14) and real property (which are addressed in Section 4.20), the Company and each Company Subsidiary has good, valid and marketable title to, or a valid leasehold interest in, all of the material properties and material assets owned or leased by them, in each case, free and clear of all Liens, other than Permitted Liens.

Section 4.20                                Real Property.

(a)                                  Section 4.20(a) of the Company Disclosure Schedule contains a complete and correct list of the Owned Real Property (including the street address of each parcel of Owned Real Property).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one or

more of the Company Subsidiaries has good and marketable fee simple title to the Owned Real Property free and clear of any and all Liens, other than Permitted Liens and (ii) the Company is not obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Owned Real Property or any portion thereof or interest therein.

(b)                                 Section 4.20(b) of the Company Disclosure Schedule contains a complete and correct list of the Leased Real Property, including with respect to such Leased Real Property the date of such lease or sublease and any material amendments thereto and the street address of such Leased Real Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries, as applicable, has good leasehold title to the Leased Real Property, free and clear of any Liens, other than Permitted Liens and (ii) all leases and subleases for the Leased Real Property are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms and neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of, any lease or sublease for Leased Real Property.  Neither the Company nor any of the Company Subsidiaries has entered into with any other Person any sublease, license or other agreement that is material to the Company and the Company Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Property.

(c)                                  The Owned Real Property and the Leased Real Property constitute all real property currently used in connection with the business of the Company and the Company Subsidiaries and which are necessary for the continued operation of the business as the business is currently conducted.  Except as would not materially affect the ability of the Company and the Company Subsidiaries, taken as a whole, to operate their business as currently conducted, there are no structural, electrical, mechanical or other defects in any improvements located on any of the Owned Real Property or the Leased Real Property.  Neither the Company nor any of the Company Subsidiaries has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Owned Real Property or the Leased Real Property.

(d)                                 Except as would not materially affect the ability of the Company and the Company Subsidiaries, taken as a whole, to operate their business as currently conducted, each of the structures, equipment and other tangible assets of the Company and the Company Subsidiaries utilized in their manufacturing operations is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used.

Section 4.21                                Interested Party Transactions.  There are no Company Material Contracts, transactions, indebtedness (except for advances for travel and other reasonable business expenses consistent with past practice) or other arrangement, or any related series thereof, between the Company or any Company Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record holder or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) any Affiliate or family member of any such officer, director or record holder or beneficial owner on the other hand, in each case, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that is not so disclosed.

Section 4.22                                Customers and Suppliers.  Section 4.22 of the Company Disclosure Schedule sets forth a complete and correct list of the names of (a) the ten (10) largest end customers of the Company and (b) the ten (10) largest suppliers of the Company (based on the volume of purchases from or by the Company during the twelve (12) month period ending on the date of the Most Recent Balance Sheet Date), showing the approximate volume, in the case of both customers and suppliers, and the total revenue received by the Company, in the case of customers, with respect to each customer and supplier, as applicable, during such period.  As of the date hereof, no such customer or supplier has terminated its relationship with the Company or materially reduced or changed the terms of its business with the Company or given written or, to the Knowledge of the Company, oral notice to the Company that it intends to terminate its relationship with the Company or materially reduce or change the terms of its business with the Company.

Section 4.23                                Insurance.  The Company has insurance policies in full force and effect with financially responsible insurance companies, or maintains effective and sufficient self-insurance practices, with respect to its assets, properties and business in such amounts, with such deductibles and against such risks and losses, as are customarily obtained by corporations engaged in the same or similar business and similarly situated.  Section 4.23 of the Company Disclosure Schedule sets forth (a) a true and complete list of all insurance policies in force with respect to the Company and the Company Subsidiaries or their respective officers and directors (excluding policies proving benefits under the Plans) and the general description of coverage under each such insurance policy, including the policy name and the scope and amount of coverage provided thereunder and (b) a statement describing each claim under such insurance policy since January 1, 2008 in excess of Five Million Dollars ($5,000,000) individually or in the aggregate if such claims would reasonably be expected to arise from a common root cause, setting forth (i) the name of the claimant, (ii) a description of the type of insurance and (iii) the nature and amount of the claim.  The Company is not in material breach or default, and the Company has not taken any action or failed to take any action that, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of its material insurance policies.  The Company has not received any written notice of cancellation or any other indication that any material insurance policy will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder in any material respect.

Section 4.24                                Export Controls; Foreign Corrupt Practices.

(a)                                  The Company and the Company Subsidiaries have not, since January 1, 2006, violated any applicable U.S. Export and Import Laws, or made a voluntary disclosure with respect to any violation of such Laws, except such violations that have not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.  The Company and each Company Subsidiary (i) has been and is in compliance with all applicable Foreign Export and Import Laws since January 1, 2006, (ii) to the extent applicable, has prepared and applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business and (iii) has at all times been in compliance with all applicable Laws relating to trade embargoes and sanctions, except in the cases of clauses (i), (ii) and (iii) where such failure to be in compliance or failure to apply for such licenses, as applicable, has not been and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(b)                                 Since January 1, 2006, (i) to the Knowledge of the Company, neither the Company or the Company Subsidiaries nor any of their respective directors, officers, employees, agents, or representatives has directly or indirectly taken any action in material violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar U.S. or foreign Laws, (ii) none of the Company’s directors, officers, or, to the Knowledge of the Company, the employees, agents or representatives of the Company or any Company Subsidiary is a “specially designated national” or blocked Person under U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and (iii) to the Knowledge of the Company, the Company has not engaged in any business with any person with whom, or in any country in which, a U.S. Person is prohibited from so engaging under U.S. sanctions administered by OFAC.

(c)                                  Since January 1, 2006, to the Knowledge of the Company, neither the Company nor its Subsidiaries nor any of their respective directors, officers, employees, agents, or representatives has (i) directly or indirectly offered or paid anything of value to a Foreign Official (as defined in the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder) for the purpose of obtaining or retaining business or securing an improper advantage or (ii) taken any action in furtherance or concealment of the foregoing.

Section 4.25                                Proxy Statement.  The definitive proxy statement to be sent to the Company Stockholders in connection with the Company Stockholders’ Meeting (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.  The Proxy Statement will not contain or incorporate by reference any statement which, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Company Stockholders’ Meeting or the subject matter thereof which shall have become false or misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement.

Section 4.26                                Opinion of Financial Advisor.  The Company Board has received a written opinion (or an oral opinion to be confirmed in writing) of Qatalyst Partners LP (the “Company Financial Advisor”),  to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be received by the Company Stockholders in the Merger (other than Parent or any Affiliate of Parent, if applicable) is fair, from a financial point of view, to such Company Stockholders.  The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in the Proxy Statement.  Prior to the date of this Agreement or promptly after receipt thereof by the Company, a true, correct and complete copy of such opinion was delivered or will be delivered to Parent for informational purposes only.

Section 4.27                                Brokers.  No Person other than the Company Financial Advisor, the fees of which will be paid by the Company, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.  Prior to the date of this Agreement, a true, correct and complete copy of such agreement with the Company Financial Advisor was delivered to Parent.

Section 4.28                                Anti-Takeover Laws.  The Company Board has approved this Agreement and the Transactions for all purposes of Section 203 of the DGCL and has taken all action necessary to ensure that Section 203 of the DGCL will not impose any material additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of Parent or Merger Sub to engage in any Transaction.  No other “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Authority (each, an “Anti-Takeover Law”) is applicable to the Company or the Transactions.

Section 4.29                                No Other Representations and Warranties.  Except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes any representation or warranty with respect to the Company or the Company Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.  In particular, and without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any Company Subsidiary or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article IV, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01                                Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.  Each of Parent and Merger Sub (a) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary and (b) has the requisite corporate power and authority to own, operate and lease its properties and assets and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.02                                Ownership of Merger Sub; No Prior Activities.  Merger Sub was formed solely for the purpose of engaging in the Transactions.  Since the date of its incorporation, Merger Sub has not engaged in, and will not engage in prior to the Effective Time, any business activities or conducted any operations other than in connection with the Transactions and will have no assets, liabilities or obligations other than those contemplated by this Agreement.  All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Effective Time will be, owned of record and beneficially by Parent either directly or indirectly through one or more of its Subsidiaries.

Section 5.03                                Authority; Validity and Effect of Agreements.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on behalf of each of Parent and Merger Sub and no other corporate proceedings on the part of either of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.04                                No Conflict; Required Filings and Consents.

(a)                                  The execution and delivery by each of Parent and Merger Sub of this Agreement and all other agreements and documents contemplated hereby to which it is a party and the consummation by each of Parent and Merger Sub of the Transactions do not and will not, directly or indirectly (with or without notice or lapse of time or both), and the compliance by each of Parent and Merger Sub with its obligations hereunder and thereunder will not, directly or indirectly (with or without notice or lapse of time or both), (i) result in a violation or breach of or conflict with the certificate of incorporation, bylaws or other organizational documents of either of Parent or Merger Sub, (ii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations, filings and other actions described in Section 5.04(b) below, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, (iii) result in a violation or breach or conflict with any provision of, or constitute (with or without notice or lapse of time, or both) a default under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets may be bound or (iv) result in the creation of a Lien on any property or asset of Parent or Merger Sub or any of their respective Subsidiaries, except, with respect to clauses (ii), (iii) and (iv), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 No consent, approval, Order or authorization of, or registration, qualification, designation or filing with or notification to, any Governmental Authority is required on the part of any of Parent and Merger Sub in connection with the execution, delivery and performance of this Agreement or the consummation by Parent and Merger Sub of the Transactions, other than (i)(A) the applicable requirements of the Exchange Act and state securities, takeover and “blue sky” Laws, (B) the applicable requirements of the NYSE, (C) the HSR Act and the applicable requirements of other Antitrust Laws and (D) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger pursuant to the DGCL and (ii) such other consents, approvals, Orders, authorizations, registrations, qualifications, designations, filings or notifications to, by or from any Governmental Authority that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.05                                Proxy Statement.  The information supplied by Parent for inclusion in the Proxy Statement, if any, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.  The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement, if any, will not contain any statement which, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholders’ Meeting, and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Company Stockholders’ Meeting or the subject matter thereof which shall have become false or misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company for inclusion in the Proxy Statement.

Section 5.06                                Absence of Litigation.  There is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is subject to any Order of any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07                                Funds.  Parent or Merger Sub will have as of the Effective Time sufficient cash available, directly or through one or more Affiliates, to pay all amounts required to be paid by Parent in connection with this Agreement, including the payment of the aggregate Merger Consideration and payment of all fees and expenses related to the foregoing.  Parent’s and Merger Sub’s obligations hereunder are not conditioned upon Parent’s or Merger Sub’s obtaining funds to consummate the Transactions.

Section 5.08                                No Ownership of Company Shares.  As of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates has owned or owns (directly or indirectly, beneficially or of record) any Company Shares, and none of Parent, Merger Sub or any of their respective Affiliates holds any rights to acquire or vote any Company Shares, except pursuant to this Agreement.  Neither Parent nor Merger Sub is, or at any time during the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

ARTICLE VI

CONDUCT OF BUSINESS BY THE COMPANY

Section 6.01                                Conduct of Business by the Company.  From the date hereof until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement (including as expressly provided in Section 6.02), as set forth in Section 6.01 of the Company Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and shall use its commercially reasonable efforts to (i) preserve intact the assets, including manufacturing facilities, and business organization of the Company and the Company Subsidiaries, (ii) preserve the current beneficial relationships of the Company and the Company Subsidiaries with any Persons (including suppliers, partners, contractors, distributors, sales representatives, customers, licensors and licensees) with which the Company or any Company Subsidiary has material business relations, (iii) retain the services of the present officers and key employees of the Company and the Company Subsidiaries, except as limited by this Agreement or the Transactions, (iv) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts and (v) keep in full force and effect all material insurance policies maintained by the Company and the Company Subsidiaries, other than changes to such policies made in the ordinary course of business.

Section 6.02                                Restrictions on the Conduct of Business by the Company.  From the date hereof until the earliest of (a) the Effective Time or (b) the termination of this Agreement in accordance with its terms, except as required or otherwise expressly permitted or contemplated by this Agreement, as set forth in Section 6.02 of the Company Disclosure Schedule or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each Company Subsidiary not to:

(a)                                  amend the Company Certificate or Company Bylaws or any other comparable organizational documents;

(b)                                 (i) issue, deliver, sell, grant, dispose of, pledge or otherwise encumber any shares of capital stock of any class or any other ownership interest of the Company or any of its Subsidiaries (the “Company Securities”), or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any Company Securities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Company Securities, provided that the Company (A) may issue Company

Shares solely upon the exercise or settlement of Company compensatory equity awards issued under the Company Equity Plans that are outstanding on the date of this Agreement in accordance with their terms as of the date of this Agreement, (B) may issue Company Shares under, and pursuant to the terms of, the Employee Stock Purchase Plan, and (C) may grant new compensatory equity awards to any employee of the Company provided that such grant (1) is made in the ordinary course of business consistent with past practice and (2) satisfies the conditions and requirements set forth in Section 6.02(b) of the Company Disclosure Schedule; (ii) redeem, purchase or otherwise acquire any outstanding Company Securities, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any Company Securities, except in connection with the exercise or settlement of Company compensatory equity awards issued under the Company Equity Plans that are outstanding on the date of this Agreement and in accordance with their terms as of the date of this Agreement and consistent with past practice; (iii) adjust, split, combine, subdivide or reclassify any Company Securities; (iv) enter into any Contract with respect to the sale, voting, registration or repurchase of Company Shares or any other Company Securities; or (v) except as required by the terms of this Agreement, amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under (except as required by the terms of any Company Equity Plan in effect on the date of this Agreement), any provision of the Company Equity Plans or any agreement evidencing any outstanding Company Stock Option, Company Restricted Stock, Company RSU, Company PSU or any similar or related Contract;

(c)                                  directly or indirectly acquire or agree to acquire in any transaction (including by merger, consolidation or acquisition of stock or assets) any equity interest in, or a material portion of the properties or assets of, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or any division, business operations or product line thereof;

(d)                                 sell, pledge, dispose of, transfer, abandon, allow to lapse or expire, lease, license, mortgage or otherwise encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) (other than a Permitted Lien), any properties, rights or assets (including Company Securities) with a fair market value in excess of Five Million Dollars ($5,000,000) individually or Ten Million Dollars ($10,000,000) in the aggregate to any Person, except (i) sales of inventory in the ordinary course of business consistent with past practices, (ii) as required to be effected prior to the Effective Time pursuant to Contracts in force on the date of this Agreement and listed in Section 4.18(a)(iii) of the Company Disclosure Schedule and (iii) transfers among the Company and the Company Subsidiaries;

(e)                                  sell, pledge, mortgage, dispose of, transfer, lease, license or otherwise encumber or subject to any Lien (other than a Permitted Lien), any Company Intellectual Property or Company Technology that is material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except licensing in the ordinary course of business and consistent with past practice other than Cross-licenses or exclusive licenses;

(f)                                    declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or otherwise, in respect of the Company Shares or any other Company Securities, other than dividends by any direct or indirect Subsidiary of the Company only to the Company or any wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(g)                                 (i) increase in any respect the compensation of any of its directors, officers or employees, other than as required pursuant to applicable Law or the terms of any Contract in effect on the date of this Agreement and listed in the Company Disclosure Schedule (true and complete copies of such Contract have been made available to Parent); provided that the Company may increase compensation with respect to employees if such increase is in the ordinary course of business and consistent with past practice and such increase satisfies the requirements of Section 6.02(g)(i) of the Company Disclosure Schedule, (ii) grant any severance or termination benefits to any director, officer, employee, independent contractor or consultant of the Company or any of the Company Subsidiaries, except as required under the terms of any Plan, as required by applicable Law or in accordance with Section 6.02(g)(ii) of the Company Disclosure Schedule; (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment of, compensation or benefits under any Plan to the extent not required by the terms of such Plan as in effect on the date of this Agreement; (iv) except in the ordinary course of business consistent with past practice, enter into, establish, amend or terminate any Plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate of the Company or any of the Company Subsidiaries; provided that Parent has the opportunity to review any proposed action to be taken in the ordinary course of business consistent with past practice and consult with the Company before such action is finalized; or (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or change the manner in which contributions to such Plans are made or the basis on which such contributions are determined;

(h)                                 announce or implement any reduction in force, mass lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of the Company Subsidiaries;

(i)                                     except as set forth in Section 6.02(i) of the Company Disclosure Schedule, offer employment to, hire or promote any person at or to a level, or who will have duties of, vice president or higher;

(j)                                     communicate in a writing that is intended for broad dissemination to the Company’s employees regarding compensation, benefits or other treatment they will receive in connection with or following the Merger, unless any such communications are consistent with prior guidelines or documentation provided to the Company by Parent (in which case, the Company shall provide Parent with prior notice of and the opportunity to review and comment upon any such communications); provided that, in any case, the Company and Parent will cooperate in good faith to create any employee communications in connection with the Transactions;

(k)                                  except for borrowings under any of the Company’s existing credit facilities, incur, create, assume or otherwise become liable for any indebtedness for borrowed money (including the issuance of any debt security and the assumption or guarantee of obligations of any Person) or enter into a “keep well” or similar agreement, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of the Company Subsidiaries, in an amount in excess of Two Million Dollars ($2,000,000) or Five Million Dollars ($5,000,000) in the aggregate;

(l)                                     (i) except as required under clause (iv) below, change in a material manner the average duration of the Company’s investment portfolio or the average credit quality of such portfolio, (ii) except as required under clause (iv) below, materially change investment guidelines with respect to the Company’s investment portfolio, (iii) hypothecate, encumber or otherwise pledge assets in the Company’s investment portfolio or (iv) invest surplus cash from operations in securities with a duration of more than three (3) months;

(m)                               make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by GAAP, applicable Law or regulatory guidelines;

(n)                                 write up, write down or write off the book value of any assets, except in accordance with GAAP consistently applied;

(o)                                 release, assign, compromise, settle or agree to settle any Action or claim in respect of any threatened Action (including any Action or claim in respect of any threatened Action relating to this Agreement or the Transactions), other than releases, compromises, or settlements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of Five Million Dollars ($5,000,000) individually or Ten Million Dollars ($10,000,000) in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of the Company Subsidiaries;

(p)                                 except as required by applicable Law (i) change or revoke any material Tax election or adopt or change any material method of Tax accounting, (ii) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) with respect to material Taxes, (iii) settle or compromise any material liability with respect to Taxes, any audit related to material Taxes or surrender any material claim for a refund of Taxes, (iv) consent to any extension or waiver of the limitations period applicable to any material claim or assessment with respect of Taxes, or (v) other than in the ordinary course and consistent with past practice, take any action that voids, lessens or impedes the use or value of any material Tax incentives, Tax credits, Tax losses, deferred Tax assets, or other favorable Tax benefit recorded or unrecorded in the Most Recent Balance Sheet or take any other action not described above that results in a Tax liability not reserved for in the Most Recent Balance Sheet;

(q)                                 make or commit to any capital expenditures (i) that involve the purchase of real property or (ii) that would result in aggregate capital expenditures between the date hereof and the Closing in excess of one hundred and ten percent (110%) of the capital expenditure budget for such period in the Company’s current annual capital plan, a copy of which is appended to Section 6.02(q) of the Company Disclosure Schedule;

(r)                                    enter into any new, or agree to any extension of any, capital equipment lease or any Contract for the lease of assets (including real property) that is not terminable by the Company or any Company Subsidiary twelve (12) months from the date of such Contract without payment of penalty or acceleration of payment obligations;

(s)                                  (i) enter into any new Contract that would have been a Company Material Contract if it were entered into at or prior to the date hereof or terminate any Company Material Contract, (ii) materially modify, amend or waive any material right under or renew any Company Material Contract, other than (in the case of this clause (ii)), in the ordinary course of business consistent with past practice, (iii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any of the Company Subsidiaries or Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, or (iv) enter into any Contract that would be breached by, or require the consent of any other Person in order to continue in full force following, consummation of the Transaction;

(t)                                    enter into a joint venture or partnership or similar third-party business enterprise;

(u)                                 enter into any development agreement regarding the creation of any material Intellectual Property, Technology or products;

(v)                                 make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly-owned Company Subsidiary in the ordinary course of business and consistent with past practice;

(w)                               enter into, amend or cancel any insurance policies other than (i) in the ordinary course of business consistent with past practice, (ii) to the extent such policy is replaced with a substantially similar policy or (iii) with respect to any request for a quote or proposal for any directors’ and officers’ liability insurance to be obtained pursuant to Section 7.06;

(x)                                   merge or consolidate the Company or any of the Company Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries; or

(y)                                 authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01                                Company Proxy Statement; Company Stockholder Meeting.

(a)                                  Promptly after the execution of this Agreement, and in any event within fifteen (15) Business Days after the date hereof, the Company shall prepare and file with the

SEC preliminary proxy materials (including a preliminary Proxy Statement).  Parent shall provide promptly to the Company such information concerning Parent and Merger Sub as may be reasonably requested by the Company for inclusion in the Proxy Statement.  At the earliest practicable time (and in any event within ten (10) Business Days) following the later of (i) receipt and resolution of the SEC comments on the preliminary Proxy Statement and (ii) the expiration of the ten (10)-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to the Company Stockholders.  Prior to filing any Proxy Statement or any other filing with the SEC in connection with the Transactions, the Company shall provide Parent and its counsel with reasonable opportunity to review and comment on each such filing in advance, and the Company shall in good faith consider including in such filings all comments reasonably proposed by Parent.  All documents that the Company files with the SEC in connection with the Merger or the other Transactions, including the Proxy Statement, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

(b)                                 The Company shall notify Parent promptly of the receipt of any oral or written comments from the SEC or its staff (or of notice of the SEC’s intent to review the preliminary Proxy Statement) and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or any other filing with the SEC in connection with the Transactions or for additional or supplemental information in connection therewith.  The Company shall, as promptly as practicable after the receipt of such comments from the SEC or its staff with respect to the Proxy Statement or any other such filing, (i) supply Parent with copies of all written correspondence received in connection therewith and (ii) provide Parent a reasonably detailed description of any oral comments received in connection therewith.  The Company (x) shall provide Parent with a reasonable opportunity to review and comment on any responses to comments or inquiries by the SEC with respect to any filings related to the Transactions, (y) shall consider in good faith including in such response all comments reasonably proposed by Parent in respect of the filings and (z) shall provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC or its staff with respect to such filings to the extent permitted by the SEC.  The Company shall respond promptly in good faith to any comments by the SEC and if, at any time prior to the Company Stockholders’ Meeting, any event or information relating to the Company, Parent, Merger Sub, or any of their Affiliates should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading, the party that discovers such information shall promptly notify the other parties and the Company shall cause an appropriate amendment or supplement describing such information to be filed with the SEC as promptly as practicable thereafter and, to the extent required by applicable Law or Order, disseminated to the Company Stockholders.

(c)                                  Unless this Agreement shall have been terminated in accordance with Section 9.01, the Company shall take all actions necessary in accordance with applicable Law, Orders and the Company Certificate and the Company Bylaws (i) to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable, and in any event (to the extent permissible under applicable Law and Orders) within forty-five (45) days after the mailing of the definitive Proxy Statement to the stockholders of the Company, for the purpose of considering the adoption of this Agreement (the “Company Stockholders’ Meeting”) and (ii) unless the Company Board shall have effected an Adverse Recommendation Change in accordance with Section 7.03(d) or Section 7.03(e), (A) include in the Proxy Statement the Company Board’s recommendation that the holders of the Company Shares vote in favor of the adoption of this Agreement (which recommendation shall be deemed a part of the Company Board Recommendation) and (B) use its commercially reasonable efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and secure the Company Stockholder Approval.  The Company shall give Parent no less than ten (10) Business Days’ advance notice (or such shorter period of time as notice is provided to the NYSE) of the date which shall be set as the “record date” for the Company Stockholders eligible to vote on this Agreement and the Transactions.  The Company shall consult with Parent regarding the date of the Company Stockholders’ Meeting and shall not postpone or adjourn the Company Stockholders’ Meeting without the prior written consent of Parent; provided, however, that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if and to the extent that: (x) there are holders of an insufficient number of Company Shares present or represented by a proxy at the Company Stockholders’ Meeting to constitute a quorum at the Company Stockholders’ Meeting or to obtain the Company Stockholder Approval and the Company uses its commercially reasonable efforts during any such postponement or adjournment to obtain such a quorum or to obtain the Company Stockholder Approval as soon as practicable, (y) the Company is required to postpone or adjourn the Company Stockholders’ Meeting by applicable Law or Order or a request from the SEC or its staff and the Company uses its commercially reasonable efforts to hold or resume the Company Stockholders’ Meeting as soon as practicable or (z) the Company Board shall have determined in good faith (after consultation with outside legal counsel and Parent) that it is required by Law to postpone or adjourn the Company Stockholders’ Meeting, including in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders by issuing a press release or filing materials with the SEC; provided that the preceding clause (z) shall not apply to allow a postponement or adjournment to a date on or after five (5) Business Days prior to the Outside Date.

(d)                                 The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Company Stockholders’ Meeting are solicited, in compliance in all material respects with all applicable Law and Orders.  The adoption of this Agreement and adjournment of the Company Stockholders’ Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement shall be the only matters which the Company shall propose to be acted on by the Company Stockholders at the Company Stockholders’ Meeting unless otherwise approved in writing by Parent.

(e)                                  Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with Section 9.01, (i) its obligation to duly call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and (ii) its obligations pursuant to this Section 7.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal (whether or not a Superior Proposal).  Unless this Agreement is terminated in accordance with Section 9.01, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company Stockholders with respect to the Merger at the Company Stockholders’ Meeting.

Section 7.02                                Access to Information; Confidentiality.

(a)                                  From the date hereof until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, subject to applicable Law, the Company shall, and shall cause the Company Subsidiaries and the Representatives of the Company and the Company Subsidiaries to, afford Parent and Merger Sub and their respective Representatives reasonable access during normal working hours upon reasonable advance notice to the officers, employees, agents, assets, properties, offices, plants and other facilities, books and records of the Company and each Company Subsidiary and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through their Representatives, may reasonably request, as long as these actions are in compliance with all applicable Laws; provided, however, that, with the sole and limited exception of the performance of any environmental site assessment (e.g., Phase 1) required as a necessary condition of any financing sought by Parent or Merger Sub, none of Parent, Merger Sub or any of their respective Representatives shall conduct any environmental sampling or surface or subsurface assessment or investigation; provided, further, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (ii) access by Parent or its Representatives to such documents or information would give rise to a material risk (based on the advice of the Company’s outside counsel and after giving due consideration of the existence of any common interest, joint defense or similar agreement between the parties) of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iii) access to a Contract to which the Company or any Company Subsidiary is a party or otherwise bound would violate or cause a default under, or give another party to such Contract the right to terminate or accelerate the rights under, such Contract; provided further, however, that in the event that the Company does not provide access or information in reliance on the preceding proviso, the Company shall promptly notify Parent and use its commercially reasonable efforts to, as promptly as practicable, as the case may be, (x) obtain any necessary clearance or consent in order to permit such access or disclosure or (y) provide such access or communicate such information to Parent (including through its Representatives) in a way that would not violate the applicable Law or Contract or waive any such a privilege.  Any investigation conducted pursuant to the access contemplated by this Section 7.02 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or damage or destroy any property or assets of the Company or any of the Company Subsidiaries.  Any access to the properties and documents of the Company and the Company Subsidiaries afforded pursuant to this Section 7.02 shall be provided pursuant to, and subject to, the Company’s reasonable, generally applicable security measures.

(b)                                 All information obtained by Parent or Merger Sub pursuant to this Section 7.02 shall be held confidential in accordance with the Confidentiality Agreement, dated February 25, 2011, as supplemented or amended (the “Confidentiality Agreement”), between Parent and the Company.

(c)                                  No investigation or consultation pursuant to this Section 7.02 or otherwise shall affect any representation, warranty, covenant or other agreement in this Agreement of any party or any condition to the obligations of the parties.

(d)                                 After the date hereof, Parent and the Company shall cooperate to establish a mechanism acceptable to both parties by which Parent will be permitted, prior to the Effective Time or the termination of this Agreement and subject to applicable Law, to communicate directly with the Company employees regarding integration and employee related matters.  Any such communication will be coordinated and planned with the Company and the Company’s cooperation shall not be unreasonably withheld, conditioned or delayed.

Section 7.03                                No Solicitation.

(a)                                  The Company shall, and shall cause the Company Subsidiaries and the Company’s Representatives to, immediately cease and terminate, or cause to be terminated, any and all discussions, solicitations, negotiations or knowing encouragements with any Person conducted heretofore with respect to a Company Acquisition Proposal and shall promptly request (or, to the extent the Company is contractually permitted to do so, require) the return or destruction of all copies of confidential information previously provided to such parties by or on behalf of the Company, the Company Subsidiaries or the Company’s Representatives.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, subject to Section 7.03(b), the Company shall not, and shall cause the Company Subsidiaries and the Company’s Representatives not to, directly or indirectly, (i) solicit, initiate, cause or knowingly facilitate or encourage (including by way of furnishing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Company Acquisition Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or knowingly facilitate or encourage, any such inquiries, proposals, discussions or negotiations, or resolve to or publicly propose to take any of the foregoing actions, (ii) approve or recommend, or resolve to or publicly propose to approve or recommend, any Company Acquisition Proposal or enter into any merger agreement, agreement-in-principle, letter of intent, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to a Company Acquisition Proposal or enter into any letter of intent, agreement or agreement-in-principle requiring the Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the Merger or (iii) (A) withdraw, modify or qualify in a manner adverse to Parent or Merger Sub the Company Board Recommendation or the approval or declaration of advisability by the Company Board of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or resolve to or publicly propose to approve or recommend, any Company Acquisition Proposal (any action described in clause (A) or (B) being referred to as an “Adverse Recommendation Change”).

(b)                                 Notwithstanding anything to the contrary contained in Section 7.03(a), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (i) the Company has received from a third party that is not in violation of such third party’s contractual obligations to the Company a written, bona fide Company Acquisition Proposal, (ii) a breach by the Company of this Section 7.03 has not contributed to the making of such Company Acquisition Proposal, (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (iv) after consultation with its outside counsel, the Company Board determines in good faith that failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the Company Stockholders under applicable Law, then the Company may, subject to clauses (x), (y) and (z) below, (A) furnish confidential information with respect to the Company and the Company Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, however, that (x) the Company will not, and will not allow the Company’s Representatives to, disclose any non-public information to such person unless the Company first enters into an Acceptable Confidentiality Agreement with such Person, (y) the Company will promptly (and in any event within twenty-four (24) hours) provide to Parent notice of its intention to enter into such Acceptable Confidentiality Agreement and (z) the Company will promptly (and in any event within twenty-four (24) hours) provide to Parent any and all non-public information delivered to such Person which was not previously provided to Parent.

(c)                                  The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent, orally and in writing, in the event that the Company or any Company Subsidiary or Company Representative receives (i) any Company Acquisition Proposal or indication by any Person that it is considering making a Company Acquisition Proposal, (ii) any request for non-public information in contemplation of a Company Acquisition Proposal relating to the Company or any Company Subsidiary or (iii) any inquiry or request for discussions or negotiations regarding any Company Acquisition Proposal.  The Company shall provide Parent promptly (and in any event within twenty-four (24) hours) with the identity of such Person and a copy of such Company Acquisition Proposal, indication, inquiry or request (or, where such Company Acquisition Proposal is not in writing, a written description of the Company’s understanding of the material terms and conditions of such Company Acquisition Proposal, indication, inquiry or request), including any modifications thereto.  The Company shall keep Parent reasonably informed (orally and in writing) on a current basis (and in any event no later than twenty-four (24) hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Company Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal in accordance with Section 7.03(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.  The Company shall not, and shall cause the

Company Subsidiaries and the Company’s Representatives not to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information relating to the Company or any Company Subsidiary to Parent, and neither the Company nor any of the Company Subsidiaries is currently party to any Contract that prohibits the Company from providing the information relating to the Company or any Company Subsidiary described in this Section 7.03(c) to Parent.  The Company (x) shall not, and shall cause the Company Subsidiaries not to, terminate, waive, amend or modify any provision of, or grant permission or request under, any standstill or confidentiality agreement to which it or any of the Company Subsidiaries is or becomes a party and (y) shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to enforce the provisions of any such agreement, unless, in each case in clauses (x) and (y), the Company Board determines in good faith, after consultation with its outside counsel, that failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the Company Stockholders under applicable Law.

(d)                                 Notwithstanding anything in Section 7.03(a) to the contrary, if (i) the Company receives from a third party that is not in violation of such third party’s contractual obligations to the Company a written, bona fide Company Acquisition Proposal, (ii) a breach by the Company of this Section 7.03 has not contributed to the making of such Company Acquisition Proposal and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Company Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to clause (III) below, the Company Board may at any time prior to the Company Stockholder Approval, if it determines in good faith, after consultation with its outside counsel, that failure to take such action would constitute a breach by the Company Board of its fiduciary duties to the Company Stockholders under applicable Law, (x) effect an Adverse Recommendation Change and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (A) pays, or causes to be paid, the Termination Fee to Parent in immediately available funds and (B) concurrently with such termination enters into the Alternative Acquisition Agreement; provided, further, however, that the Company Board may not effect an Adverse Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (I) the Company shall not have breached this Section 7.03 in a manner that contributed to the making of such Superior Proposal, (II) the Company shall have provided to Parent at least five (5) Business Days prior written notice of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided to Parent a copy of any proposed definitive agreement(s) with respect to such Superior Proposal (the “Alternative Acquisition Agreement”), (III) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial advisors and outside counsel to, during the five (5) Business Day notice period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company

Acquisition Proposal ceases to constitute a Superior Proposal and (IV) following any negotiation described in the immediately preceding clause (III), such Company Acquisition Proposal (taking into account any changes to the terms of this Agreement agreed to or proposed by Parent as a result of the negotiations required by clause (III) in a binding written offer) continues to constitute a Superior Proposal.  In the event of any material revisions to the terms of a Company Acquisition Proposal after the start of the five (5) Business Day notice period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 7.03(d) with respect to such new written notice, and the five (5) Business Day notice period shall be deemed to have re-commenced on the date of such new notice.

(e)                                  Notwithstanding anything in Section 7.03(a) to the contrary, if (i) a material development or change in circumstances in the business, results of operations or financial condition of the Company and the Company Subsidiaries (other than and not related to an Acquisition Proposal) that was neither known to nor reasonably foreseeable by the Company Board (assuming, for such purpose, reasonable consultation with the executive officers of the Company) as of the date of this Agreement occurs or arises after the date of this Agreement (such development or change, an “Intervening Event”), (ii) the Intervening Event did not result or arise from a breach of any provision of this Agreement, and (iii) the Company Board determines in good faith, after consultation with its outside counsel, that, in light of the existence of such Intervening Event, the failure to make an Adverse Recommendation Change would constitute a breach by the Company Board of its fiduciary duties to the Company Stockholders under applicable Law, the Company Board may, at any time prior to the Company Stockholder Approval, effect an Adverse Recommendation Change, provided that that the Company Board shall not make an Adverse Recommendation Change in light of the existence of such Intervening Event unless (A) the Company has provided to Parent at least five (5) Business Days prior written notice of its intention to take such action with respect to such Intervening Event, which notice shall specify, in reasonable detail, the facts underlying the Company Board’s determination that an Intervening Event has occurred and the rationale and basis for such Adverse Recommendation Change, (B)  the Company shall, and shall cause its financial advisors and outside counsel to, during such five (5) Business Day notice period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for an Adverse Recommendation Change as a result of the Intervening Event and (C) following any negotiation described in the immediately preceding clause (B), the Company Board determines in good faith, after consultation with its outside counsel, that the failure to make such Adverse Recommendation Change in light of such Intervening Event (taking into account any changes to the terms of this Agreement agreed or proposed by Parent as a result of the negotiations required by the immediately preceding clause (B)) would constitute a breach of its fiduciary duties to the Company Stockholders under applicable Law.  In the event of any material change in the circumstances of such Intervening Event or the occurrence of another Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 7.03(e) with respect to such new written notice.

(f)                                    The Company agrees that any breaches of the restrictions set forth in this Section 7.03 by any of the Company’s Representatives shall be deemed to be a breach of this Agreement (including this Section 7.03) by the Company.

(g)                                 Nothing contained in this Section 7.03 shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any disclosure other than (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (ii) an express rejection of any applicable Company Acquisition Proposal or (iii) an express reaffirmation of the Company Board Recommendation together with a factual description of events or actions leading up to such disclosure that have been taken by the Company and that are permitted under Section 7.03 or actions taken or notices delivered to Parent by the Company that are required by Section 7.03, shall, in each case, be deemed to be an Adverse Recommendation Change (including for purposes of Section 9.01(f)).

(h)                                 The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions of “control share acquisitions” contained in any Anti-Takeover Law or otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 9.01(h).

Section 7.04                                Employee Matters.

(a)                                  After the Effective Time, at Parent’s sole discretion, the employees of the Company and any Company Subsidiary (the “Company Employees”) will become employees of Parent or a Subsidiary of Parent.

(b)                                 Effective as of the Effective Time and for a period ending on the first anniversary of the Closing Date, Parent shall provide, or cause the Surviving Corporation to provide, to Company Employees (provided such Company Employees remain employed by Parent or the Surviving Corporation), compensation and employee benefits that are substantially comparable, in the aggregate, to those provided to Company Employees, in the aggregate, immediately prior to the Effective Time, excluding for purposes of this comparison any equity-based compensation; provided that the base salary or regular hourly wages, whichever is applicable, and target variable cash opportunities for any Company Employee shall not be less than the base salary or regular hourly wage and target variable cash opportunity provided to such Company Employee by the Company immediately prior to the Effective Time.  In the event a Company Employee’s employment with Parent or the Surviving Corporation is terminated within twelve (12) months following the Closing Date, Parent shall provide, or cause the Surviving Corporation to provide, to such Company Employee severance and termination benefits pursuant to (i) the Company’s severance plan or arrangement in effect as of the date hereof for the resident country of such Company Employee (for U.S. Company Employees, specifically the Company Severance Benefit Plan, effective as of February 1, 2009), or (ii) Parent’s severance plan or arrangement in effect on the date of termination for the resident country of such Company Employee, whichever plan or arrangement provides the Company Employee with the highest amount of severance and termination benefits.

(c)                                  Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that, for purposes of eligibility for participation and vesting under the Parent Plans, but not, except as provided below, for purposes of determining the level of benefit entitlement, each Company Employee shall be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Plans in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  The Company Employees shall be credited with prior service for purposes of determining the level of benefit entitlement under Parent’s severance and vacation plans, as well as the retirement and other service related provisions under Parent’s equity compensation plans.

(d)                                 Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Surviving Corporation to, (i) waive all pre-existing condition exclusions, eligibility waiting periods, actively-at-work requirements and evidence of insurability requirements of such Parent Plan, to the extent permitted under the Parent Plans, for such Company Employee and his or her covered dependents, unless such conditions would not have been waived under a similar Plan in which such Company Employee participated immediately prior to the Effective Time and (ii) credit each Company Employee with any and all deductible payments, out-of-pocket, co-payments and other eligible expenses paid or incurred by such employee and his or her covered dependents under the Plans prior to the Closing Date during the year in which the Closing occurs, to the extent permitted under each Parent Plan, for purposes of determining the extent to which any such Company Employee has satisfied all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan.

(e)                                  At Parent’s request, the Company shall take all actions reasonably necessary to amend or terminate the Company Retirement and Savings Program immediately prior to the Effective Time.

(f)                                    Immediately prior to the Effective Time, (i) the then-current Offering Period(s) and Purchase Period(s) (as defined in the Employee Stock Purchase Plan) under the Employee Stock Purchase Plan shall terminate, (ii) shares shall be purchased pursuant to the terms of the Employee Stock Purchase Plan, and (iii) the Company shall take all actions reasonably necessary to terminate the Employee Stock Purchase Plan.  Parent will not continue or assume the Employee Stock Purchase Plan.

(g)                                 Notwithstanding the foregoing, nothing contained in this Section 7.04 shall (i) be treated as an amendment of any particular Plan, (ii) give any third party any right to enforce the provisions of this Section 7.04 or (iii) require Parent or any of its Affiliates to (A) maintain any particular Plan or (B) retain the employment of any particular employee.

Section 7.05                                Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Company Shares or Company Stock Options (or Company Shares acquired upon the vesting of any Company Stock Options, Company RSUs or Company PSUs) pursuant to this Agreement shall be an exempt transaction for purposes of Section 16 and all rules and regulations promulgated thereunder.

Section 7.06                                Directors’ and Officers’ Indemnification and Insurance of the Surviving Corporation.

(a)                                  To the fullest extent permitted by applicable Law, Parent shall cause the Surviving Corporation to honor all of the Company’s obligations to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary (each an “Indemnified Party”) as provided in the Company Certificate or Company Bylaws, in each case, as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, accurate and complete copies of which have been provided or made available to Parent and are listed in Schedule 7.06(a) of the Company Disclosure Schedule, including provisions relating to the advancement of expenses incurred in the defense of any action or suit or as permitted under applicable Law.  Parent’s obligation under this Section 7.06(a) shall survive the Merger and shall remain in full force and effect for a period of not less than six (6) years after the Effective Time unless otherwise required by Law.  During such period, Parent shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section 7.06.

(b)                                 Prior to the Effective Time, Parent shall purchase a fully-paid, noncancellable “tail” officers’ and directors’ liability insurance policy, which by its terms shall survive the Merger and shall provide each Indemnified Party with coverage for not less than six (6) years following the Effective Time on terms and conditions no less favorable than the terms of the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has been provided or made available to Parent) (the “D&O Insurance”) in respect of actions or omissions of such officers and directors prior to the Effective Time in their capacities as such; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend more than two hundred fifty percent (250%) of the current annual premium paid by the Company for such policy (the “Maximum Amount”); provided, further, however, that if the amount of the annual premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Parent shall spend up to the Maximum Amount to purchase such lesser coverage as may be obtained with such Maximum Amount.

(c)                                  The obligations of Parent and the Surviving Corporation under this Section 7.06 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.06 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.06 applies shall be third party beneficiaries of this Section 7.06, each of whom may enforce the provisions of this Section 7.06).

(d)                                 If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.06.

Section 7.07                                Further Action; Efforts.

(a)                                  Prior to the Effective Time, the Company shall use its commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any Company Material Contracts to which the Company or any of the Company Subsidiaries is a party as may be necessary or appropriate for the consummation of the Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Transactions.  Subject to the terms and conditions of this Agreement, prior to the Effective Time, each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under applicable Law to consummate the Transactions, including, (i) making all appropriate filings and submissions (and filings and submissions considered by Parent to be advisable) under the HSR Act and with any other Governmental Authority pursuant to any other applicable Antitrust Laws or otherwise as determined by Parent, as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof with respect to filing under the HSR Act, and shall make as promptly as practicable any other appropriate submissions under other applicable Antitrust Laws, (ii) obtaining as promptly as practicable the termination of any waiting period under the HSR Act and any applicable foreign Antitrust Laws, (iii) cooperating and consulting with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Authorities in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations.

(b)                                 In connection with the efforts referenced in Section 7.07(a) and subject to applicable Law, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, together with their respective counsel will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the Transactions and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.  Neither Parent, Merger Sub nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable Antitrust Laws, without the prior written consent of the other.  The Company, Parent, and Merger Sub may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.07 as “Outside Counsel Only Material.”  Notwithstanding anything to the contrary in this Section 7.07, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(c)                                  In furtherance and not in limitation of the covenants of the parties contained in Section 7.07(a) and Section 7.07(b), if any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the Transactions as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions, each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of the Transactions, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions.

(d)                                 In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other Transaction, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.  Parent shall be entitled to direct the antitrust defense of the Merger or any other Transactions, or negotiations with, any Governmental Authority or other Person relating to the Merger or regulatory filings under applicable Antitrust Law, subject to the provisions of Sections 7.07(a), (b), (c) and (e).  The Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent.  The Company shall use its commercially reasonable efforts to provide full and effective support of Parent in all material respects in all such negotiations and discussions to the extent requested by Parent.

(e)                                  Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 7.07 shall limit a party’s right to terminate this Agreement pursuant to Section 9.01 and (ii) nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree to (and none of the Company or any Company Subsidiary shall, without the prior written consent of Parent) (A) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (B) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any Contract any material accommodation, (C) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Company and the Company Subsidiaries or (D) waive any of the conditions set forth in Article VIII of this Agreement.

Section 7.08                                Public Announcements.  The parties hereto agree that no public release or announcement concerning the Transactions shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.  The parties have agreed upon the form of a joint press release announcing the Transactions and the execution of this Agreement.

Section 7.09                                Anti-Takeover Laws.  If any Anti-Takeover Law is or may become applicable to any Transaction contemplated by this Agreement, (a) the parties shall use commercially reasonable efforts to take such actions as are reasonably necessary so that the Transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) the Company Board shall take all actions necessary to render such statutes inapplicable to any Transaction contemplated by this Agreement.

Section 7.10                                Securityholder Litigation.  Except with respect to any Action contemplated by Section 3.04, the Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control, the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.11                                Notification of Certain Matters.  The Company shall give prompt notice to Parent and Merger Sub and Parent and Merger Sub shall give prompt notice to the Company of (a) any written notice or other communication received from any Person alleging that the consent of such Person is required in connection with the Transactions, (b) any notice from any Governmental Authority in connection with the Transactions, (c) any Actions or claims commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the Transactions, (d) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, that would cause any representation or warranty made by such party contained in this Agreement to be, with respect to the Company, untrue or inaccurate such that the condition set forth in Section 8.02 would not be satisfied, and with respect to Parent and Merger Sub, untrue or inaccurate in any material respect, and (e) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.11 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice; and provided, further, that a failure to comply with this Section 7.11 prior to the Closing Date in and of itself will not constitute the failure of the condition to Closing to be satisfied unless (i) such failure materially prejudices another party’s ability to exercise its rights or remedies hereunder prior to the Closing or (ii) the underlying event would independently result in the failure of the applicable condition to Closing to be satisfied.

Section 7.12                                Company SEC Reports.  From the date of this Agreement to the Effective Time, the Company shall timely file with the SEC all Company SEC Reports required to be filed by it under the Exchange Act or the Securities Act.  As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report shall fully comply with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.  As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such Company SEC Report filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after to the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01                                Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing to the extent permitted by applicable Law at or prior to the Effective Time of the following conditions:

(a)                                  Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)                                 Antitrust Consents.  (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) any affirmative approval of a Governmental Authority required under any other Antitrust Law set forth in Section 8.01(b) of the Company Disclosure Schedule shall have been obtained or deemed to have been obtained under such applicable Antitrust Law.

(c)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, or enforced that prevents or prohibits the consummation of the Merger.

Section 8.02                                Conditions to Obligations of Parent and Merger Sub.  The obligations of each of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)                                  The representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided that notwithstanding the foregoing, the representations and warranties of the Company contained in Sections 2.07, 4.01(a), 4.02(a), 4.04, 4.05, 4.25, 4.27 and 4.28 shall be true and correct as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or Company Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), in all material respects.

(b)                                 The Company shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  At any time after the date of this Agreement, there shall not have occurred any event, circumstance, change, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect that is continuing.

(d)                                 Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by the chief executive officer and chief financial officer of the Company to evidence satisfaction of the conditions set forth in Sections 8.02(a), (b) and (c).

Section 8.03                                Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)                                  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)                                  At any time after the date of this Agreement, there shall not have occurred any event, circumstance, change, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect that is continuing.

(d)                                 The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by the chief executive officer and chief financial officer of Parent to evidence satisfaction of the conditions set forth in Sections 8.03(a), (b) and (c).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01                                Termination.  This Agreement may be terminated and the Transactions may be abandoned, whether before or after obtaining the Company Stockholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a)                                  by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b)                                 by either Parent or the Company, if the Effective Time shall not have occurred on or before January 4, 2012 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement caused the failure of the Effective Time to occur on or before such date; provided, further, that if on the Outside Date, the condition to Closing set forth in Section 8.01(b) or Section 8.01(c) (but for purposes of Section 8.01(c) only if such restraint or prohibition is attributable to an Antitrust Law) shall not have been fulfilled, but all other conditions to Closing shall be or shall be capable of being fulfilled, then the Outside Date shall automatically be extended for three (3) months;

(c)                                  by either Parent or the Company, if any Governmental Authority shall have (i) enacted, issued, promulgated or enforced any Law that makes consummation of the Merger illegal or otherwise prohibited or (ii) enacted, issued, promulgated, enforced or entered any Order which has the effect of making the consummation of the Merger illegal or otherwise prohibiting consummation of the Merger, and such Law or Order shall have become final and nonappealable;

(d)                                 by Parent, if prior to the Effective Time (i) there shall have occurred any effects, events, occurrences, developments, state of facts or changes that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or (ii) there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, which Company Material Adverse Effect, breach or inaccuracy contemplated by the foregoing clauses (i) or (ii) would (A) give rise to the failure of a condition set forth in Section 8.02(a), (b) or (c) and (B) is incapable of being cured or has not been cured fifteen (15) Business Days after the Company receives notice of such Company Material Adverse Effect, breach or inaccuracy from Parent; provided, however, that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(e)                                  by either Parent or the Company, if the Company Stockholder Meeting (including any adjournment or postponement thereof) has concluded, the Company Stockholders have voted, and the Company Stockholder Approval was not obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to the Company if it has not materially complied with its obligations under Sections 7.01 and 7.03;

(f)                                    by Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company Board or any committee thereof (A) shall not have rejected any Company Acquisition Proposal within seven (7) days of the making public thereof (including, for these purposes, by taking no position with respect to the acceptance by the Company Stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Company Acquisition Proposal) or (B) shall have failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm the Company Board Recommendation within four (4) days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of a Company Acquisition Proposal or (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 7.03;

(g)                                 by the Company prior to the Effective Time, if there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, which breach or inaccuracy (i) would reasonably be expected to prevent Parent or Merger Sub from consummating the Merger in accordance with the terms hereof and (ii) is incapable of being cured or has not been cured fifteen (15) Business Days after Parent receives notice of such breach or inaccuracy from the Company; provided, however, that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(h)                                 by the Company in accordance with Section 7.03(d).

Section 9.02                                Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the provisions of Section 7.02(b), this Section 9.02, Section 9.03 and Article X shall survive any such termination; provided, however, that nothing herein shall relieve any party hereto from liability for any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud prior to such termination.

Section 9.03                                Fees and Expenses.

(a)                                  Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)                                 In the event this Agreement shall be terminated:

(i)                                     by (A) the Company pursuant to Section 9.01(h) or (B) Parent pursuant to Section 9.01(f), the Company shall pay to Parent the Termination Fee; or

(ii)                                  (A) by Parent or the Company pursuant to Section 9.01(b) or by Parent pursuant to Section 9.01(d) or Section 9.01(e), (B) at or prior to the date of termination, a Company Acquisition Proposal shall have been made known to the Company or shall have been made directly to the Company Stockholders generally or any Person shall have publicly announced an intention to make a Company Acquisition Proposal (whether or not conditional or withdrawn) and (C) concurrently with such termination or within twelve (12) months following such termination, the Company enters into an Alternative Acquisition Agreement to consummate or consummates a transaction contemplated by any Company Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Termination Fee upon the earlier to occur of the Company’s entering into the Alternative Acquisition Agreement or the consummation of such Company Acquisition Proposal.  For purposes of this Section 9.03(b)(ii), “Company Acquisition Proposal” shall have the meaning assigned thereto in Section 1.01 except that references in the definition to “fifteen percent (15%)” and “eighty-five percent (85%)” shall be replaced by “fifty percent (50%).”

(c)                                  In the event this Agreement shall be terminated by Parent or the Company pursuant to Section 9.01(e), the Company shall promptly pay to Parent all costs and expenses incurred by Parent and Merger Sub in connection with this Agreement and the Transactions not to exceed Fifty Million Dollars ($50,000,000) (the “Expense Reimbursement”); provided that in the event the Expense Reimbursement is paid and a Termination Fee is thereafter payable pursuant to Section 9.03(b)(ii), the Termination Fee otherwise payable shall be reduced by the amount of the Expense Reimbursement.

(d)                                 In the event that this Agreement shall be terminated by the Company or Parent pursuant to Section 9.01(b) or Section 9.01(c) (but for purposes of Section 9.01(c) only if such illegality or prohibition is attributable to an Antitrust Law) and all of the conditions to Closing set forth in Article VIII (other than (i) the conditions set forth in Section 8.01(b) or Section 8.01(c) (but for purposes of Section 8.01(c) only if such restraint or prohibition is attributable to an Antitrust Law) and (ii) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (ii), which conditions would be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination, then Parent shall pay to the Company a termination fee equal to Three Hundred Fifty Million Dollars ($350,000,000) (the “Reverse Termination Fee”).

(e)                                  The Company and Parent acknowledge that the agreements contained in this Section 9.03 are an integral part of the Agreement and the Transactions and that, without these agreements, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, would enter into this Agreement.  Except with respect to Section 9.01(h), in which case the Termination Fee shall be paid by the Company in accordance with Section 7.03(d), the Termination Fee, Expense Reimbursement or Reverse Termination Fee, as the case may be, shall be paid as directed in writing by Parent or the Company, as applicable, in immediately available funds promptly following (and in any event within two (2) Business Days after) the date of the event giving rise to the obligation to make such payment.  In the event that the Company or Parent, as applicable, shall fail to pay the Termination Fee, Expense Reimbursement or Reverse Termination Fee required pursuant to this Section 9.03 when due, such Termination Fee, Expense Reimbursement or Reverse Termination Fee, as the case may be, shall accrue interest for the period commencing on the date such Termination Fee, Expense Reimbursement or Reverse Termination Fee, as the case may be, became past due, at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column plus 350 basis points.  In addition, if the Company or Parent, as applicable, shall fail to pay such Termination Fee, Expense Reimbursement or Reverse Termination Fee, as the case may be, when due, the Company shall also pay to Parent, or Parent shall pay to the Company, as applicable, all of Parent’s costs and expenses (including attorneys’ fees) incurred by such other party in connection with efforts to collect such Termination Fee,

Expense Reimbursement or Reverse Termination Fee, as the case may be.  For the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, in no event will the Company or Parent, as applicable, be obligated to pay the Termination Fee, the Expense Reimbursement or Reverse Termination Fee, as the case may be, on more than one occasion.

Section 9.04                                Amendment.  This Agreement may be amended by the parties hereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Effective Time; provided, however, that, after Company Stockholder Approval has been obtained, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.05                                Waiver.  At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and Merger Sub).  The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01                          Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02                          Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, facsimile numbers or email addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

Texas Instruments Incorporated
12500 TI Boulevard, M/S 8658
Dallas, TX 75243
Attention:  Chief Financial Officer
Facsimile:  (214) 480-2900
Email:  k-march@ti.com

with copies to:

Texas Instruments Incorporated
12500 TI Boulevard, M/S 8658
Dallas, TX 75243
Attention:  General Counsel
Facsimile:  (214) 480-5061
Email:  j-hubach@ti.com

and

Jones Day
2727 North Harwood
Dallas, Texas  75201
Attention: R. Scott Cohen, Mark T. Goglia
Facsimile: (214) 969-5100
Email: scohen@jonesday.com, mtgoglia@jonesday.com

if to the Company:

National Semiconductor Corporation
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, CA 95052
Attention:  Todd DuChene, General Counsel
Facsimile:  (408) 721-6630
Email:  Todd.DuChene@nsc.com

with copies to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attention:  Barry A. Bryer, David A. Kurzweil
Facsimile: (212) 751-4864
Email: barry.bryer@lw.com, david.kurzweil@lw.com

and

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention:  Ora T. Fisher
Facsimile: (650) 463-2600
Email: ora.fisher@lw.com

Section 10.03         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  To such end, the provisions of this Agreement are agreed to be severable.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04         Entire Agreement; Assignment.  This Agreement, together with the Confidentiality Agreement and the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned, whether pursuant to a merger, by operation of law or otherwise.

Section 10.05         Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that money damages would not be a sufficient remedy for any breach of this Agreement, and accordingly, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).

Section 10.06         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Section 7.06 (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).  With respect to any claim, suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, involving any lender, arranger, underwriter, agent or other financing source which is providing, or has at any time agreed or committed to provide, any financing with respect to the Transactions or any affiliate thereof (each a “Financing Party”) arising out of or relating to the Transactions, any financing therefor or the performance of obligations or services with respect thereto, each party hereto agrees (a) that such claims, suits, actions or proceedings shall be subject to the exclusive jurisdiction of the state and federal courts sitting in Delaware, (b) that it shall not bring or permit any of its affiliates to bring or support anyone else in bringing any such claim, suit, action or proceeding in any other court and (c) to waive (and by its execution hereof it hereby waives) any right to trial by jury in respect of any such claim suit, action or proceeding. The parties hereto further agree that the Financing Parties (i) shall be subject to no liability or claims arising from this Agreement or the Transactions, (ii) shall be beneficiaries of all limitations on remedies and damages in this Agreement that apply to Parent and (iii) are express third party beneficiaries of this Section (which may not be changed as to any Financing Party without its prior written consent).

Section 10.07         Governing Law; Forum.

(a)           All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

(b)           All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).  The parties hereby (i) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement brought by any party and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.  Each of the parties hereto agrees that mailing of process or other papers in connection with any action or proceeding in the manner provided in Section 10.02 or such other manner as may be permitted by law shall be valid and sufficient service of process.

Section 10.08         Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.  Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.08.

Section 10.09         Counterparts.  This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TEXAS INSTRUMENTS INCORPORATED

By:	/s/ Richard K. Templeton
Richard K. Templeton
Chairman, President and
Chief Executive Officer

ORION MERGER CORP.

By:	/s/ Kevin P. March
Kevin P. March
President

NATIONAL SEMICONDUCTOR CORPORATION

By:	/s/ Donald Macleod
Donald Macleod
Chairman, President and
Chief Executive Officer